23 JANUARY 2006
TLS BETA PTE. LTD.
PHARMACO INVESTMENTS LTD
(formerly known as Transfarma Holdings Limited)
QUINTILES ASIA PACIFIC COMMERCIAL HOLDINGS, INC.

AMENDED AND RESTATED
SHAREHOLDERS’ AGREEMENT

CONTENTS

CLAUSE		PAGE
1.	DEFINITIONS AND INTERPRETATION	2
1A.	AMENDMENT AND RESTATEMENT	2
2.	SHAREHOLDING IN AND PURPOSE OF HOLDCO	2
3.	SHAREHOLDING IN AND PURPOSE OF NEWCO1	3
4.	CORPORATE AUTHORISATIONS	3
5.	BOARD OF DIRECTORS	3
6.	BOARD MEETINGS	4
7.	BOARD COMMITTEES	5
8.	MANAGEMENT	5
9.	MEETING OF SHAREHOLDERS	6
10.	RESERVED MATTERS	6
11.	NEWCO2 PUT OPTION AND CALL OPTION MATTERS	6
12.	NEWCO3 PUT OPTION AND CALL OPTION MATTERS	6
13.	ISSUE OF SHARES	7
14.	FINANCING	7
15.	FINANCIAL MATTERS	8
16.	CONFIDENTIALITY	8
17.	RESTRICTIONS	9
18.	RIGHT OF FIRST PARTICIPATION	12
19.	REGULATORY MATTERS	13
20.	RELATIONSHIP WITH AFFILIATES	13
21.	TAX MATTERS	15
22.	NO SIDE VOTING AGREEMENTS	15
23.	UNDERTAKINGS AND WARRANTIES	15
24.	TRANSFER OF SHARES IN HOLDCO	15
25.	TRANSFER OF SHARES IN HOLDCO PURSUANT TO DECLARATION OF AN EVENT OF DEFAULT UNDER AMENDED AND RESTATED SHAREHOLDERS’ LOAN AGREEMENT	18
26.	CO-SALE RIGHTS	19
27.	DRAG ALONG RIGHTS	19
28.	DEADLOCK RESOLUTION	19
29.	DURATION AND TERMINATION	21
30.	REPRESENTATIONS AND WARRANTIES	24
31.	AGREEMENT RELATING TO INDIA	25
32.	SUPREMACY OF THIS AGREEMENT	26
33.	COSTS	26
34.	NO PARTNERSHIP OR AGENCY	26
35.	ENTIRE AGREEMENT	26
36.	MUTUAL CONSULTATION AND GOODWILL	26
37.	NOTICES	26
38.	ASSIGNMENT	28
39.	GOVERNING LAW AND ARBITRATION	28
40.	NO RIGHTS UNDER CONTRACTS (RIGHTS OF THIRD PARTIES) ACT (CAP. 53B)	28
41.	COUNTERPARTS	28
42.	FURTHER ASSURANCE	28

SCHEDULE 1 — INTERPRETATION		29
SCHEDULE 2 — RESERVED MATTERS		33
SCHEDULE 3 — EXCLUDED COMPETING BUSINESS (ZPH OR AFFILIATES)		35
SCHEDULE 4 — EXCLUDED COMPETING BUSINESS (QTC OR AFFILIATES)		36

THE EXHIBIT — FORM OF DEED OF RATIFICATION AND ACCESSION		1

THIS AGREEMENT is made on 23 January 2006
Between:
(1)	TLS BETA PTE. LTD. (Co. Reg. No. 200500368D), a company incorporated in Singapore and having its registered office at 60B Orchard Road, #06-18 Tower 2 The Atrium @ Orchard, Singapore 238891 (TLS);
(2)	PHARMACO INVESTMENTS LTD (formerly known as Transfarma Holdings Limited) (Co. Reg. No. LL04247), a company incorporated in Labuan, Malaysia and having its registered office at Brumby House, 1st Floor, Jalan Bahasa, 87011 Labuan, F.T. Labuan, Malaysia (PharmaCo); and
(3)	QUINTILES ASIA PACIFIC COMMERCIAL HOLDINGS, INC. (Co. Reg. No. 807996), a corporation incorporated in North Carolina, United States of America with its principal address at 4709 Creekstone Drive, Suite 200, Durham, NC 27703, United States of America (QIV).
Whereas:
(A) Pursuant to the Shareholders’ Agreement dated 28 January 2005 and made between TLS and PharmaCo (Shareholders’ Agreement), (i) TLS and PharmaCo have jointly incorporated a private limited company in Singapore known as Asia Pacific Pharmaceutical Holdings Pte. Ltd. (Co. Reg. No. 200501108N) with its registered office at 150 Beach Road, #25-03/04 The Gateway West, Singapore 189720 (Holdco). Holdco has an authorised capital of US$1,000,000 consisting of 1,000,000 ordinary shares of US$1 each. As at the date of this Agreement, the issued and paid up share capital of Holdco is US$6 consisting of 6 ordinary shares of US$1 each, with 3 ordinary shares registered in the name of each of TLS and PharmaCo; and (ii) Holdco has incorporated a private limited company in Singapore known as Asia Pacific Pharmaceutical Investments Pte. Ltd. (Co. Reg. No. 200503853W) with its registered office at 150 Beach Road, #25-03/04 The Gateway West, Singapore 189720 (Newco1). Newco1 has an authorised capital of US$1,000,000 consisting of 1,000,000 ordinary shares of US$1 each. The issued and paid up share capital of Newco1 is US$1 consisting of 1 ordinary share of US$1 registered in the name of Holdco.
(B) The sale of all the issued shares in the capital of Newco2 (as defined below) (Newco2 Option Shares) by PharmaCo to Holdco has been completed (Newco2 Completion) in accordance with the Put and Call Option Agreement dated 28 January 2005 and made between PharmaCo, Holdco and TLS (Newco2 Put & Call Option Agreement) as supplemented by a Supplemental Agreement dated 10 November 2005 and made between PharmaCo, Holdco and TLS (First Supplemental Agreement).
(C) Pursuant to the Put and Call Option Agreement dated the same date as this Agreement and made between QIV, Holdco, TLS and PharmaCo (Newco3 Put & Call Option Agreement), on completion (Newco3 Completion) of the sale of all the issued shares in the capital of Newco3 (as defined below) (Newco3 Option Shares) by QIV to Holdco, Holdco will allot and issue to QIV such number of ordinary shares in the capital of Holdco (each credited as fully paid) as shall result in TLS, PharmaCo and QIV holding shares in Holdco in equal proportions in the enlarged share capital of Holdco on a fully-diluted basis as at Newco3 Completion.
(D) TLS, PharmaCo and QIV agree that (i) they shall participate together in the ownership, management and operation of Holdco in accordance with the terms of this Agreement; and (ii) their relationship as shareholders in Holdco and the conduct of the business and affairs of Holdco and the Newcos (as defined below), shall be governed by the terms of this Agreement.

It is agreed as follows:
1. Definitions and Interpretation
1.1 Words and expressions used in this Agreement shall have the meanings set out in Schedule 1 unless the context requires otherwise.
1.2 The Schedules form part of this Agreement.
1.3 The Exhibit does not form part of this Agreement.
1A. Amendment And Restatement
1A.1 With effect from the date of this Agreement and subject to Clause 1A.2, the Shareholders’ Agreement shall be amended and restated by replacing it in its entirety with the terms of this Agreement.
1A.2 Nothing in this Agreement shall affect any accrued rights or interests of TLS and PharmaCo under the Shareholders’ Agreement existing immediately prior to the date of this Agreement.
2. Shareholding in and Purpose of Holdco
2.1 The Parties acknowledge and agree that Holdco has been incorporated in Singapore as a private limited company under the Companies Act with an authorised capital of US$1,000,000 consisting of 1,000,000 ordinary shares of US$1 each. As at the date of this Agreement, the issued and paid up share capital of Holdco is US$6 consisting of 6 ordinary shares of US$1 each, with 3 ordinary shares registered in the name of each of TLS and PharmaCo. As soon as practicable, and in any event, within 30 days after the date of this Agreement, the Parties shall procure that the issued and paid up share capital of Holdco be increased to US$162 consisting of 162 ordinary shares of US$1 each, with 65 ordinary shares registered in the name of TLS, 32 ordinary shares registered in the name of QIV and 65 ordinary shares registered in the name of PharmaCo. On Newco3 Completion, the Parties shall procure that the issued and paid up share capital of Holdco be increased to US$195 consisting of 195 ordinary shares of US$1 each, registered in the name of the Parties in equal proportions.
2.2 The business of Holdco shall be that of an investment holding company and such related businesses thereto. The business of Holdco shall be conducted in the best interests of Holdco in accordance with the general principles of the then current business plan approved by the Parties and on sound commercial profit making principles with the aim of generating the maximum achievable maintainable profits available for distribution.
2.3 As soon as practicable, and in any event, within 30 days after the date of this Agreement, the Parties shall procure the passing of resolutions by the directors of Holdco in respect of convening an extraordinary general meeting of Holdco (subject to the receipt of consents to short notice from all the holders of the issued shares in the capital of Holdco) immediately following the conclusion of the meeting of the directors for the purpose referred to in clause 2.4.
2.4 The Parties shall give consents to short notice in respect of such extraordinary general meeting and shall attend and vote thereat in favour of the resolution (in such terms as may be agreed between them) approving the amendments to the Articles of Holdco which shall reflect the provisions of this Agreement to the extent permitted by law. In the event of any inconsistency between the provisions of this Agreement and the Articles of Holdco, the provisions of this Agreement shall prevail.

3. Shareholding in and Purpose Of Newco1
3.1 The Parties acknowledge and agree that Newco1 has been incorporated in Singapore as a private limited company under the Companies Act with an authorised capital of US$1,000,000 consisting of 1,000,000 ordinary shares of US$1 each. The issued and paid up share capital of Newco1 is US$1 consisting of 1 ordinary share of US$1, registered in the name of Holdco.
3.2 The business of Newco1 shall be to acquire patented and off-patent branded ethical research based pharmaceutical products or interests in companies that own patented and off-patent branded ethical research based pharmaceutical products and such related businesses thereto as may be agreed in writing between the Parties. The business of Newco1 shall be conducted in the best interests of Newco1 in accordance with the general principles of the then current business plan approved by the Parties and on sound commercial profit making principles with the aim of generating the maximum achievable maintainable profits available for distribution.
3.3 As soon as practicable, and in any event, within 30 days after the date of this Agreement, the Parties shall procure the passing of resolutions of the directors of Newco1 in respect of convening an extraordinary general meeting of Newco1 (subject to the receipt of the consent to short notice from Holdco, the holder of all the issued shares in the capital of Newco1) immediately following the conclusion of the meeting of the directors for the purpose referred to in clause 3.4.
3.4 The Parties shall procure that the consent to short notice in respect of such extraordinary general meeting of Newco1 is given and the resolution (in such terms as may be agreed between them) approving the amendments to the Articles of Newco1 which shall reflect the provisions of this Agreement to the extent permitted by law is passed. In the event of any inconsistency between the provisions of this Agreement and the Articles of Newco1, the provisions of this Agreement shall prevail.
4. Corporate Authorisations
Each Party undertakes and warrants to the other Parties that it has obtained or will within 14 days from the date of this Agreement obtain all corporate authorisations (including, if applicable, shareholders’ approval) necessary to enable it to enter into and perform its obligations under the Primary Transaction Documents.
5. Board of Directors
5.1 The Board of each Group Company shall be responsible for the overall direction, supervision and management of such Group Company.
5.2 The Board of each Group Company shall initially consist of 6 directors, of which:
(a)	2 shall be appointed by TLS, at least 1 of whom must have relevant experience and knowledge in the pharmaceutical industry;
(b)	2 shall be appointed by PharmaCo, at least 1 of whom must have relevant experience and knowledge in the pharmaceutical industry; and
(c)	2 shall be appointed by QIV, at least 1 of whom must have relevant experience and knowledge in the pharmaceutical industry.
5.3 The shareholder of Holdco with the highest Shareholding Percentage shall be entitled to appoint the chairman of each of the Group Companies.
5.4 Notwithstanding clause 5.3, the chairman of each of the Group Companies shall be appointed by TLS, for so long as the Shareholding Percentage of TLS is at least 15% and if no other shareholder of Holdco holds a higher Shareholding Percentage than TLS at that time. The right of TLS to appoint the chairman under this clause 5.4 is personal to TLS and notwithstanding clause 24.10(c), shall not be assigned and transferred to the transferee of shares in Holdco held by TLS unless such transferee is an affiliate of TLS.
5.5 The right of any Party under this Agreement to appoint a director to, or the chairman of, the Board of each Group Company, shall include the right to remove such director or the chairman from office at any time, and to determine from time to time the period during which such director or the chairman shall be in office. Whenever a director or chairman ceases to hold office for whatever reason, the Party who appointed (or would be entitled to appoint) such director or chariman shall have the right to appoint another director or chairman in his stead.
5.6 Every appointment or removal of a director (or the chairman) by the relevant Party under this Agreement shall be notified in writing to the other Parties and the company secretary of the relevant Group Company. None of the Parties shall exercise its voting rights in the relevant Group Company to oppose such appointment or removal.
6. Board Meetings
6.1 Unless otherwise agreed by a simple majority of directors of the relevant Board, all Board meetings of each Group Company shall be held in its country of incorporation.
6.2 All meetings of the Board of each Group Company shall be convened and conducted in accordance with the provisions of the Articles and the laws applicable to such Group Company.
6.3 The quorum for the transaction of business at any meeting of the Board of any Group Company shall be 3 directors, of which at least 1 shall be appointed by each of TLS, PharmaCo and QIV, present at the time when the relevant business is transacted.
6.4 In the event that a meeting of the Board of any Group Company duly convened cannot be held for lack of a quorum, the meeting shall be adjourned to the same time and day of the following week and at the same place and no notice need be given to the directors of such Group Company in relation to such adjourned meeting. The quorum at an adjourned meeting of the Board of such Group Company shall be 3 directors, of which at least 1 shall be appointed by each of TLS, PharmaCo and QIV, present at the time when the relevant business is transacted.
6.5 The directors of each Group Company may meet together for the despatch of business, adjourn and otherwise regulate their meetings as they think fit provided that notice has been given or dispensed with in accordance with the Articles of such Group Company. Subject to clause 10, questions arising at any meeting or adjourned meeting shall be decided by a majority of votes provided that a quorum (determined in accordance with clauses 6.3 and 6.4) is present at any such meeting or adjourned meeting. In case of an equality of votes, the chairman of the Board of such Group Company shall not have a second or casting vote.
6.6 A resolution in writing signed by a majority of the directors for the time being of each Group Company (who are not prohibited by the law or the relevant Articles from voting on such resolutions) and constituting a quorum (determined in accordance with clause 6.3) shall be as effective as a resolution passed at a meeting of the directors of such Group Company duly convened and held, and may consist of several documents in the like form each signed by one or more directors. All such resolutions shall, without delay, be forwarded or otherwise delivered to the relevant company secretary to be recorded by him in the relevant company’s minute book. The expressions in writing and signed include any writing or signature of any director delivered by telefax or any form of electronic communication approved by the directors for such purpose from time to time incorporating, if the directors deem necessary, the use of security and/or identification procedures and devices approved by the directors.
6.7 A director of a Group Company may participate in a meeting of the Board of such Group Company by means of a telephone conference, videoconferencing, audio visual, or other similar communications equipment by means of which all persons participating in the meeting can hear one another, without a director being in the physical presence of another director or directors, and participation in a meeting pursuant to this provision shall constitute presence in person at such meeting. A director participating in a meeting in the manner aforesaid may also be taken into account in ascertaining the presence of a quorum at the meeting. Such a meeting shall be deemed to take place where the largest group of directors present for the purpose of the meeting is assembled or, if there is no such group, where the chairman of the meeting is present.
6.8 A director of a Group Company shall be entitled at any time and from time to time to appoint any person to act as his alternate and to terminate the appointment of such person and in that connection the provisions of the Articles of such Group Company shall be complied with. Such alternate director shall be entitled while holding office as such to receive notices of meetings of the Board of such Group Company and to attend and vote as a director at any such meeting at which the director appointing him is not present and generally to exercise all the powers, rights, duties and authorities and to perform all functions of his appointor. Further, such alternate director shall be entitled to exercise the vote of the director appointing him at any meeting of the Board of such Group Company and if such alternate director represents more than one director, such alternate director shall be entitled to one vote for every director he represents.
7. Board Committees
7.1 The Board of Holdco (but not the other Group Companies) for the time being may delegate any of their powers to the following committees and such other committees as the Board of Holdco may deem fit (Board Committees):
(a)	an audit committee (Audit Committee);

(b)	a nominating and compensation committee (Nominating/Compensation Committee); and

(c)	an executive committee.
7.2 The number of members to be comprised in each of the Board Committees shall be determined by the Parties provided that each Party shall be entitled to appoint an equal number of representatives on each of the Board Committees. The chairman of the Audit Committee shall be appointed by QIV for the first year, TLS for the second year and PharmaCo for the third year, and thereafter, such appointment right shall be rotated among QIV, TLS and PharmaCo for every subsequent year. The chairman of the Nominating/Compensation Committee shall be appointed by PharmaCo for the first year and QIV for the second year, and thereafter, such appointment right shall be rotated between PharmaCo and QIV for every subsequent year.
7.3 All decisions of each of the Audit Committee and the Nominating/Compensation Committee shall require the affirmative votes of all the representatives from the Parties on such Board Committee. The chairman of such Board Committee shall not have a second or casting vote at meetings of such Board Committee.
7.4 The roles, responsibilities and powers of each Board Committee shall be determined by the Board of Holdco.
8. Management
The day-to-day management of each Group Company shall be carried out by a senior management team of such Group Company which shall comprise the chief executive officer, chief financial officer, country managers and such other management team members as the Board of such Group Company may appoint. The appointment of the chief executive officer and the chief financial officer of each Group Company shall require the unanimous written approval of the representatives of the Parties on the Board of such Group Company. The chief executive officer of each Group Company shall report directly to the Board of such Group Company on strategic matters. The chief financial officer of each Group Company shall implement accounting and control policies of such Group Company and ensure their compliance. For the avoidance of doubt, the chief executive officer of a Group Company may be the same person as the chief executive officer of any other Group Company, and the chief financial officer of a Group Company may be the same person as the chief financial officer of any other Group Company.
9. Meeting of Shareholders
9.1 General meetings of shareholders in each Group Company shall take place in accordance with the applicable provisions of the Articles of such Group Company on the basis that:
(a)	in the case of Holdco, the quorum shall be 1 duly authorised representative of each Party and in the case of each Newco, 1 person representing Holdco as may be authorised by the Board of Holdco, being the corporation beneficially entitled to the whole of the issued capital of such Newco;
(b)	the notice of meeting shall set out an agenda identifying in reasonable detail the matters to be discussed (unless the shareholders agree otherwise);

(c)	each shareholder shall have 1 vote for every ordinary share held by it; and

(d)	the chairman of the meeting shall not have a second or casting vote.
9.2 Any matters requiring a general meeting of or approval by the shareholders under the Companies Act, but not covered by the Reserved Matters, shall be dealt with in accordance with the relevant Memorandum and Articles.
10. Reserved Matters
Subject to clauses 11, 12, and 18.1(e) and any additional requirements specified by the Companies Act or other applicable law, none of the Reserved Matters shall be taken by any Group Company unless the prior written approvals of each Party (so long as it has a Shareholding Percentage of at least 5%) and all the Significant Shareholders have been obtained. For the avoidance of doubt, the Parties shall be deemed to have given their respective prior written approval for those Reserved Matters which are or will be done to give effect to the matters contemplated under any of the Primary Transaction Documents.
11. Newco2 Put Option And Call Option Matters
Notwithstanding anything to the contrary, on and from Newco2 Completion, all decisions relating to any matter under the Supplemented Newco2 Put & Call Option Agreement as between Holdco and PharmaCo including but not limited to: (a) the commencement, settlement, defence or abandonment of litigation or admission of liability in relation to any matter under the Supplemented Newco2 Put & Call Option Agreement; and (b) the exercise of any right or performance of any obligation by Holdco under the Supplemented Newco2 Put & Call Option Agreement, shall be determined by TLS and QIV, and PharmaCo shall at its election either (i) exercise its votes in Holdco to give effect to the directions of TLS and QIV in relation thereto, or (ii) abstain from voting on such matter and permit TLS and QIV to direct the action of Holdco in relation thereto provided that such abstention shall not have the effect of preventing Holdco from carrying out TLS’ and QIV’s instructions. PharmaCo shall perform all acts and take all steps necessary on its part to ensure that Holdco will give effect to TLS’ and QIV’s directions under this clause provided that PharmaCo shall not be obliged to perform any acts or take any steps which derogates from the right of PharmaCo to abstain from voting (where permitted herein) on such matter.
12. Newco3 Put option And Call Option Matters
12.1 Notwithstanding anything to the contrary, prior to Newco3 Completion, all decisions relating to any matter under the Newco3 Put & Call Option Agreement as between Holdco and QIV including but not limited to: (a) the fulfilment of the conditions precedent for exercise of the put option or call option under the Newco3 Put & Call Option Agreement (save for the condition precedent under (i) clause 7.1(c) of the Newco3 Put & Call Option Agreement which shall be determined by TLS and PharmaCo jointly and (ii) clause 7.1(l) of the Newco3 Put & Call Option Agreement which shall be determined by QIV solely); (b) the decision whether to exercise the put option or the call option under the Newco3 Put & Call Option Agreement; (c) the commencement, settlement, defence or abandonment of litigation or admission of liability in relation to any matter under the Newco3 Put & Call Option Agreement; and (d) the exercise of any right or performance of any obligation by Holdco under the Newco3 Put & Call Option Agreement, shall be determined by TLS solely, and each of QIV and PharmaCo shall at its election either (i) exercise its votes in Holdco to give effect to the directions of TLS in relation thereto, or (ii) abstain from voting on such matter and permit TLS to direct the action of Holdco in relation thereto provided that such abstention shall not have the effect of preventing Holdco from carrying out TLS’ instructions. Each of QIV and PharmaCo shall perform all acts and take all steps necessary on its part to ensure that Holdco will give effect to TLS’ directions under this clause provided that it shall not be obliged to perform any acts or take any steps which derogates from its right to abstain from voting (where permitted herein) on such matter.
12.2 Notwithstanding anything to the contrary, on and from Newco3 Completion, all decisions relating to any matter under the Newco3 Put & Call Option Agreement as between Holdco and QIV including but not limited to: (a) the commencement, settlement, defence or abandonment of litigation or admission of liability in relation to any matter under the Newco3 Put & Call Option Agreement; and (b) the exercise of any right or performance of any obligation by Holdco under the Newco3 Put & Call Option Agreement, shall be determined by TLS and PharmaCo, and QIV shall at its election either (i) exercise its votes in Holdco to give effect to the directions of TLS and PharmaCo in relation thereto, or (ii) abstain from voting on such matter and permit TLS and PharmaCo to direct the action of Holdco in relation thereto provided that such abstention shall not have the effect of preventing Holdco from carrying out TLS’ and PharmaCo’s instructions. QIV shall perform all acts and take all steps necessary on its part to ensure that Holdco will give effect to TLS’ and PharmaCo’s directions under this clause provided that QIV shall not be obliged to perform any acts or take any steps which derogates from the right of QIV to abstain from voting (where permitted herein) on such matter.
13. Issue of Shares
The share capital of Holdco may be increased from time to time by such amount as the Parties may agree provided that the issue of any unissued shares or of any new shares from time to time created in the capital of Holdco shall before issuance be offered for subscription in the first instance to each Party in its Shareholding Percentage, unless otherwise agreed by the Parties in writing.
14. Financing
14.1 The Parties shall extend shareholders’ loans of up to US$195,000,000 to Holdco, on the terms of the Amended and Restated Shareholders’ Loan Agreement.
14.2 In the event that the Parties determine that further financing requirements of each Group Company shall be provided by way of external borrowings from third parties, each Party shall use its reasonable endeavours to procure that commercial loans and other loans from banks or other financial institutions, or other sources, be made to such Group Company.
14.3 None of the Parties shall be obliged to participate for the benefit of any Group Company in any guarantee, bond or financing arrangement with any bank or financial institution, whether as a guarantor or in any other capacity whatsoever. If and to the extent that the Parties unanimously agree in writing to participate in any such guarantee, bond or financing arrangement then, unless the Parties agree otherwise in writing, any liability or obligation to be assumed by them in relation to any such guarantee, bond or financing arrangement shall be borne in proportion to their Shareholding Percentages. Any such liability or obligation shall be several and not joint or joint and several, unless they agree otherwise in writing.

14.4 Immediately upon the disposal by any Party of all its shareholding interest in Holdco pursuant to this Agreement (other than pursuant to clause 25), that Party shall be released from its financing obligations under clauses 14.1 and 14.2 and the shareholders’ loans extended or to be extended by such Party to any Group Company shall be dealt with in accordance with clause 24.10. The Parties shall within 30 days after the disposal by any Party of all its shareholding interest in Holdco take all necessary steps to discharge any security or guarantee issued by that Party in connection with the indebtedness of any Group Company. However, a Party who ceases to be a shareholder of Holdco shall remain liable under any guarantee or security for any claims arising out of any default by such Group Company during the period in which that Party was still a shareholder in Holdco.
15. Financial Matters
15.1 The Parties shall procure that each Group Company adopts accounting principles approved by the Board of such Group Company in relation to its financial statements.
15.2 The Parties shall each use its best endeavours to procure that the Board of each Group Company shall, after making proper provisions and subject to the appropriation of prudent and proper reserves and the retention out of profits of funds to meet working capital requirements and other expenditure proposed under any business plans, distribute to its shareholders the maximum amount of dividends, such dividends being declared and paid to its shareholders within three months from the end of that financial year or any time within that financial year as may be agreed by its shareholders.
15.3 The Parties shall procure that each Group Company gives access to the Parties to examine the books, records and accounts kept by such Group Company and provides each Party all information, including monthly management accounts and operating statistics and other trading and financial information, in such form as a Party reasonably requires to keep it properly informed about the business and affairs of such Group Company and generally to protect its interests as a shareholder in Holdco.
15.4 Without prejudice to the generality of clause 15.3, the Parties shall procure that each Group Company supplies the Parties with copies of:
(a)	audited accounts for such Group Company (complying with all relevant legal requirements);

(b)	a business plan and itemised revenue and capital budgets for each financial year showing proposed trading and cash flow figures, manning levels and all material proposed acquisitions, disposals and other commitments for that financial year; and

(c)	monthly/quarterly management accounts of such Group Company, which shall include a consolidated profit and loss account, balance sheet and cash flow statement broken down according to the principal divisions of such Group Company.
16. Confidentiality
16.1 Subject to the provisions of clause 16.2 below, each of the Parties shall both during and after the term of this Agreement:
(a)	keep confidential the terms of this Agreement and all information, whether in writing or any other form, which it may acquire in relation to each Group Company or in relation to the clients, business or affairs of each of the other Parties (or any of its affiliates) and shall not use or disclose such information except with the prior written consent of such other Party(ies); and
(b)	procure that its subsidiaries and its officers, employees and representatives and those of its subsidiaries observe a similar duty of confidentiality.

16.2 The restriction in clause 16.1 does not apply to any information which:
(a)	at the time of supply is already in the public domain;

(b)	subsequently comes into the public domain, other than through a breach of any duty of confidentiality by any Party;

(c)	is already in the lawful possession of the Party receiving the information (or its authorised recipient);

(d)	subsequently comes into the lawful possession of the Party receiving the information (or its authorised recipient) from a third party who is not in breach of any duty of confidentiality with regard to the information;

(e)	is required to be disclosed by law, or by any stock exchange or governmental or regulatory authority having jurisdiction over the Party required to disclose the information, as long as the disclosing Party first consults the other Parties (where reasonably practicable) on the proposed form, timing, nature and purpose of the disclosure;

(f)	has been independently acquired by any Party otherwise than in the exercise of that Party’s rights under this Agreement or in the implementation of this Agreement;

(g)	in order to perform its obligations under or pursuant to this Agreement any Party is required to disclose to a third party; or

(h)	relates to any Group Company and is disclosed in the ordinary course of advancing its business.
16.3 If a Party ceases to be a shareholder in Holdco, it shall (if required by notice from any Group Company or any other Party) return to such Group Company or other Party (as the case may be) the confidential information of such Group Company or other Party (as the case may be). If so required to return confidential information, the first Party shall (and shall ensure that its subsidiaries and its officers and employees and those of its subsidiaries shall):
(a)	return all documents containing confidential information which have been provided by or on behalf of such Group Company or other Party (as the case may be) demanding the return of confidential information; and
(b)	destroy any copies of such documents and any document or other record reproducing, containing or made from or with reference to the confidential information,
(save, in each case, for any submission to or filings with governmental, tax or regulatory authorities). The first Party shall return or destroy the confidential information as soon as practicable after receiving notice to do so.
16.4 The provisions of this clause 16 shall survive the termination of this Agreement.
17. Restrictions
17.1 Each of PharmaCo and QIV shall not and shall procure that each of its affiliates shall not (whether alone or jointly with another and whether directly or indirectly) carry on or be engaged or (except as the owner for investment of securities dealt in on a stock exchange and not exceeding 5% in nominal value of the securities of any class) interested economically or otherwise in any manner whatsoever in Competing Business I (as defined below) for so long as it owns at least 5% of the issued share capital in Holdco and for a period of 2 years after it ceases to own at least 5% of the issued share capital in Holdco.

17.2 On and from Newco2 Completion, PharmaCo shall not and shall procure that its affiliates shall not (whether alone or jointly with another and whether directly or indirectly) carry on or be engaged or (except as the owner for investment of securities dealt in on a stock exchange and not exceeding 5% in nominal value of the securities of any class) interested economically or otherwise in any manner whatsoever in Competing Business II (as defined below) for so long as its owns at least 5% of the issued share capital in Holdco and for a period of 2 years after it ceases to own at least 5% of the issued share capital in Holdco.
17.3 On and from Newco3 Completion, QIV shall not and shall procure that its affiliates shall not (whether alone or jointly with another and whether directly or indirectly) carry on or be engaged or (except as the owner for investment of securities dealt in on a stock exchange and not exceeding 5% in nominal value of the securities of any class) interested economically or otherwise in any manner whatsoever in Competing Business III (as defined below) for so long as its owns at least 5% of the issued share capital in Holdco and for a period of 2 years after it ceases to own at least 5% of the issued share capital in Holdco.
17.4 The restrictions in clauses 17.1 to 17.3 shall not apply to:
(a)	any agency or contract sales organisation contracts or arrangements which the Group Companies do not wish to undertake;
(b)	QIV and its affiliates acquiring any right, title or interest in or to, directly or indirectly, Existing Tail-end Products (as defined below) in any one or more of the Asia Pacific Countries (as defined below) so long as the transaction in respect of any such acquisition (Relevant Transaction) also involves the acquisition of any right, title or interest in or to, directly or indirectly, Existing Tail-end Products in both an Asia Pacific Country and another country. For the avoidance of doubt, the restriction set forth in clause 17.1 will only apply if any acquisition described in this sub-paragraph (b) relates solely to Existing Tail-end Products in one or more Asia Pacific Country(ies); and
(c)	QIV and its affiliates acquiring any right, title or interest in or to, directly or indirectly, Novel Products (as defined below) anywhere in the world (Novel Products Transaction).
17.5 For the purposes of this Agreement:
(a)	Competing Business I means the business of acquiring any right, title or interest in or to, directly or indirectly, patented and off-patent branded ethical research based pharmaceutical products, carried on by Holdco and/or any of its subsidiaries in the following countries: Thailand, the People’s Republic of China, Hong Kong, Macau, Taiwan, Indonesia, Singapore, Brunei, Cambodia, Vietnam, Malaysia, the Philippines, India, Korea, Australia and New Zealand (each an Asia Pacific Country and collectively referred to as Asia Pacific Countries);
(b)	Competing Business II means the business of providing (i) marketing services for patented and off-patent branded ethical research based pharmaceutical and healthcare products through agency or contract sales organisation (CSO) arrangements and (ii) regulatory services including advisory services on regulatory environment, activities pertaining to the registration of patented and off-patent branded ethical research based pharmaceutical and healthcare products with the relevant regulatory bodies and product licence holding, market research services and sales and marketing development programmes carried on by Newco2 and its subsidiaries and (after Newco3 Completion) Newco3 and its subsidiaries. For the avoidance of doubt, Competing Business II does not include any business set out in Schedule 3 and then being carried on by ZPH or its affiliates;
(c)	Competing Business III means the business of providing (i) marketing services for patented and off-patent branded ethical research based pharmaceutical and healthcare products through agency or contract sales organisation (CSO) arrangements and (ii) regulatory services including advisory services on regulatory environment, activities pertaining to the registration of patented and off-patent branded ethical research based pharmaceutical and healthcare products with the relevant regulatory bodies and product licence holding, market research services and sales and marketing development programmes carried on by Newco2 and its subsidiaries and Newco3 and its subsidiaries. For the avoidance of doubt, Competing Business III does not include any business set out in Schedule 4 and then being carried on by QTC or its affiliates;
(d)	Existing Tail-end Products means patented and off-patent branded ethical research based pharmaceutical and healthcare products that have been approved and are available for sale in any Asia Pacific Country for at least six years (both after and before the date of this Agreement); and

(e)	Novel Product means any pharmaceutical product which is not an Existing Tail-end Product.
17.6 In the event that there is any dispute between the Parties in respect of the scope of Competing Business I, Competing Business II or Competing Business III, the Parties shall for a period of 30 days in good faith negotiate and endeavour to resolve such dispute amicably.
17.7 Each Party shall not and shall procure that each of its affiliates shall not for so long as it owns at least 5% of the issued share capital in Holdco and for a period of 2 years after it ceases to own at least 5% of the issued share capital in Holdco (Restricted Period) directly or indirectly, solicit or endeavour to entice away from any Group Company or any of their subsidiaries any person employed by any of such companies during the Restricted Period in skilled or managerial work. The placing of an advertisement of a post available to a member of the public generally and the recruitment of a person through an employment agency shall not constitute a breach of this clause 17.7 provided that such Party or any of its affiliates does not encourage or advise such agency to approach any such employee.
17.8 QIV shall procure that QTC shall not, for a period of 5 years from the date of Newco3 Completion, sell, assign, transfer, grant any licence or otherwise confer any right whatsoever in the trademark “Innovex” to any person engaged in or carrying on the business of providing (a) marketing services for patented and off-patent branded ethical research based pharmaceutical and healthcare products through agency or contract sales organisation (CSO) arrangements and (b) regulatory services including advisory services on regulatory environment, activities pertaining to the registration of patented and off-patent branded ethical research based pharmaceutical and healthcare products with the relevant regulatory bodies and product licence holding, market research services and sales and marketing development programmes, in the case of each of sub-clauses (a) and (b), in any Asia Pacific Country.
17.9 Unless the Parties otherwise agree in writing, the Parties shall procure that the name and trademark “Innovex” licensed by QTC and/or subsidiaries of QTC engaged in Quintiles’ Business to Newco3 and/or its subsidiaries pursuant to the Newco3 Put & Call Option Agreement shall not be used by Holdco or any of its subsidiaries for businesses other than the business of providing (a) marketing services for patented and off-patent branded ethical research based pharmaceutical and healthcare products through agency or contract sales organisation (CSO) arrangements and (b) regulatory services including advisory services on regulatory environment, activities pertaining to the registration of patented and off-patent branded ethical research based pharmaceutical and healthcare products with the relevant regulatory bodies and product licence holding, market research services and sales and marketing development programmes worldwide other than in the Americas (including North and South America, and all of the United States), Europe (Western, Eastern and Central), Africa and Japan. For the avoidance of doubt, Holdco and/or any of its subsidiaries may not use the trademark “Innovex” for any business for the provision of clinical development and related services and/or regulatory advisory services relating to product development in any country in the world.

17.10 Each of the Parties acknowledges and agrees that:
(a)	each of clauses 17.1 to 17.3 and 17.7 to 17.9 constitutes an entirely separate and independent restriction and that the duration, extent and application of each restriction are no greater than is reasonable and necessary for the protection of the interests of the other Parties and the Group Companies. If any such restriction shall be adjudged by any court or authority of competent jurisdiction to be void or unenforceable but would be valid if deleted in part, or reduced in application, then the said restriction shall apply within the jurisdiction of that court or competent authority with such modification as may be necessary to make it valid and enforceable; and
(b)	a breach of any of the covenants in clauses 17.1 to 17.3 and 17.7 to 17.9 would result in harm to the other Parties and the Group Companies that cannot be adequately compensated by monetary awards. Accordingly, it is agreed that in addition to all other remedies available to the other Parties and the Group Companies at law or in equity, the other Parties and/or any of the Group Companies shall be entitled to apply to a court of competent jurisdiction for relief by way of restraining order, injunction, decree or otherwise, as may be appropriate to ensure compliance with such covenants.
18. Right Of First Participation
18.1 In respect of the acquisition of Existing Tail-end Products pursuant to a Relevant Transaction which also incorporates a service component, QIV agrees that it shall grant Newco1 the right of first refusal to participate in any acquisition by it or its affiliates of any right, title or interest in or to, directly or indirectly, such Existing Tail-end Products in any Asia Pacific Country in accordance with the following principles:
(a)	QIV shall inform the relevant principal of such right of first refusal of Newco1 in respect of Existing Tail-end Products in the Asia Pacific Countries and shall use its reasonable endeavours to negotiate with the relevant principal to permit disclosure to and discussion with Newco1 on the Relevant Transaction in any Asia Pacific Country subject to Newco1 being bound by confidentiality undertakings;
(b) QIV shall be entitled to carry out all negotiations in respect of the Relevant Transaction;
(c)	QIV shall consult with Newco1 (as far as possible) beforehand in respect of the terms of the Relevant Transaction relating to the acquisition of the Existing Tail-end Products in an Asia Pacific Country and pursuant to such consultation, shall agree to the reasonable requests of Newco1 in respect of such terms, subject to sub-paragraph (a) above;
(d)	the percentage and/or quantum of Newco1’s participatory interest in the Relevant Transaction in any Asia Pacific Country shall be determined by Newco1; and
(e)	the approval of QIV shall not be required in connection with the decision of Newco1 on any matter in relation to the Relevant Transaction (including but not limited to the decision whether Newco1 should proceed in participating in the acquisition of the subject of the Relevant Transaction, the percentage and/or quantum of Newco1’s participatory interest and the terms of the Relevant Transaction), notwithstanding that such decision is a Reserved Matter.
18.2 In respect of the acquisition of Novel Products pursuant to a Novel Products Transaction, QIV agrees that it shall invite Newco1 to participate (but not negotiate) together with QIV and/or its affiliates in any acquisition by it or its affiliates of any right, title or interest in or to, directly or indirectly, such Novel Products in any Asia Pacific Country. The terms of Newco1’s participation are to be agreed between QIV and/or its affiliates and Newco1 in good faith (including, for the avoidance of doubt, the percentage and/or quantum of Newco1’s participatory interest).

19. Regulatory matters
19.1 The Parties shall co-operate with each other to ensure that all information necessary or desirable for making (or responding to any requests for further information following) any notification or filing made in respect of this Agreement, or the transactions contemplated by it, is supplied to the Party dealing with such notification and filing and that they are properly, accurately and promptly made.
19.2 If any material action is taken or threatened by any court of competent jurisdiction or government or regulatory authority prohibiting or restricting the businesses contemplated to be carried on by any Group Company and the transactions contemplated under this Agreement, the Parties shall promptly meet to discuss:
(a)	the situation and the action to be taken as a result; and
(b)	whether any modification to the terms of this Agreement (or any agreement entered into pursuant to this Agreement) should be made in order that any requirement (whether as a condition of giving any approval, clearance or consent or otherwise) of any regulatory authority may be reconciled with, and within the intended scope of, the business arrangements contemplated by this Agreement. The Parties shall co-operate to give effect to any agreed modifications.
20. Relationship with Affiliates
20.1 Each Party shall ensure that any contracts between any Group Company and any affiliate of such Party are made on an arm’s length commercial basis and on terms that are not unfairly prejudicial to the interests of any of the Parties or such Group Company. Each Party will use all reasonable endeavours to ensure that such terms are negotiated and settled in good faith.
20.2 The Parties agree that Pharma Industries, the contract manufacturing division of ZPH, shall be the preferred provider (as defined below) of contract manufacturing services for Newco2 and Newco3. For the purposes of this clause 20.2, preferred provider status means that the relevant party shall first negotiate in good faith for a reasonable period with the relevant service provider to agree on mutually satisfactory customary terms and conditions for the services to be provided and only if the relevant parties fail to mutually agree on such terms and conditions shall the relevant party obtain the services of third party service providers.
20.3 For so long as it owns at least 5% of the issued share capital in Holdco, PharmaCo shall procure that ZPH and QIV shall procure that QTC grants Newco2 or Newco3 (as the case may be):
(a)	exclusive marketing rights to market, sell, promote and distribute patented and off-patent branded ethical research based pharmaceutical and healthcare products owned or acquired by ZPH or QTC or their respective affiliates (as the case may be) through agency contracts in any Asia Pacific Country; and
(b)	exclusive marketing rights for marketing of patented and off-patent branded ethical research based pharmaceutical and healthcare products owned or acquired by ZPH or QTC or their respective affiliates (as the case may be) through contract sales organisation contracts in any Asia Pacific Country, on customary terms and conditions to be negotiated and agreed by the relevant parties in good faith, and provided that the terms provided by Newco2 or Newco3 (as the case may be) are commercially competitive.
20.4 In the event that (a) Newco3 and/or its subsidiaries require distribution services in their countries of operation and/or (b) Newco2 and/or its subsidiaries require distribution services in countries of operation not covered under the Newco2 Distribution Agreement, PharmaCo shall procure that ZPH and/or its subsidiaries and the Parties shall procure that Newco3 and/or its subsidiaries or Newco2 and/or its subsidiaries (as the case may be) enter into a distribution agreement (incorporating the following terms and such other terms as shall be agreed between the Parties) pursuant to which ZPH and/or its subsidiaries agree to provide to Newco3 and/or its subsidiaries or Newco2 and/or its subsidiaries (as the case may be) with distribution services (Relevant Distribution Agreement):
(a)	for so long as PharmaCo holds at least 5% of the shares in the issued share capital of Holdco, Newco3 and/or its subsidiaries or Newco2 and/or its subsidiaries (as the case may be) shall grant to ZPH and/or its subsidiaries an exclusive distribution contract in such countries of operation where ZPH and/or its subsidiaries provide(s) distribution services;
(b)	the rates offered by ZPH and/or its subsidiaries to Newco3 and/or its subsidiaries or Newco2 and/or its subsidiaries (as the case may be) are on a “most favoured” basis for similar sized accounts and shall continue for so long as PharmaCo’s shareholding in Holdco does not fall below 5%;
(c)	ZPH will disclose fully to Holdco the basis on which it arrives at the “most favoured” rates that Newco3 and/or its subsidiaries or Newco2 and/or its subsidiaries (as the case may be) are charged, including the schedules of rates/charges for various customers (on a no-names basis);
(d)	in the event that Holdco, Newco2 or Newco3 is subsequently listed, the Relevant Distribution Agreement shall continue but may require certain amendments to be made thereto to comply with relevant listing rules on, inter alia, related party transactions;
(e)	the distribution terms for the first two years of the term of the Relevant Distribution Agreement shall be on a “most favoured” basis for similar sized accounts; and
(f)	after the first two years of the term of the Relevant Distribution Agreement, the distribution terms will be negotiated in good faith on a “most favoured” basis for similar sized accounts.
20.5 In the event that Newco2, Newco3 and/or any of their respective subsidiaries require(s) clinical trial services or services for the development of pharmaceutical products prior to such pharmaceutical products being initially marketed or re-marketed (Clinical Trial Services) in their countries of operation, QIV shall procure that QTC and/or its subsidiaries and the Parties shall procure that Newco2, Newco3 and/or any of their respective subsidiaries (as the case may be) enter into a clinical trial services agreement (incorporating the following terms and such other terms as shall be agreed between the Parties) pursuant to which QTC and/or its subsidiaries agree to provide to Newco2, Newco3 and/or any of their respective subsidiaries (as the case may be) with Clinical Trial Services (Relevant Clinical Trial Agreement):
(a)	for so long as QIV holds at least 5% of the shares in the issued share capital of Holdco, Newco2, Newco3 and/or any of their respective subsidiaries (as the case may be) shall grant to QTC and/or its subsidiaries an exclusive clinical trial services agreement in such countries of operation where QTC and/or its subsidiaries provide(s) Clinical Trial Services;
(b)	the rates offered by QTC and/or its subsidiaries to Newco2, Newco3 and/or any of their respective subsidiaries (as the case may be) are on a “most favoured” basis for similar sized accounts and shall continue for so long as QIV’s shareholding in Holdco does not fall below 5%;
(c)	QTC will disclose fully to Holdco the basis on which it arrives at the “most favoured” rates that Newco2, Newco3 and/or any of their respective subsidiaries (as the case may be) are charged, including the schedules of rates/charges for various customers (on a no-names basis);

(d)	in the event that Holdco, Newco2 or Newco3 is subsequently listed, the Relevant Clinical Trial Agreement shall continue but may require certain amendments to be made thereto to comply with relevant listing rules on, inter alia, related party transactions;
(e)	the terms for the first two years of the term of the Relevant Clinical Trial Agreement shall be on a “most favoured” basis for similar sized accounts; and
(f)	after the first two years of the term of the Relevant Clinical Trial Agreement, the terms will be negotiated in good faith on a “most favoured” basis for similar sized accounts.
21. Tax Matters
Each Party agrees to co-operate, and ensure that its subsidiaries co-operate, to such extent as may be reasonably requested in connection with the making of any returns, claims or elections for taxation purposes by any Group Company or otherwise in relation to the taxation affairs of any Group Company.
22. No Side Voting Agreements
Each of the Parties shall not and shall procure that their respective affiliates shall not enter into any side agreements with any of the other Parties or their affiliates to agree on the manner in which any Party’s voting rights in Holdco should be exercised.
23. Undertakings and Warranties
23.1 PharmaCo undertakes and warrants to the other Parties that it is at the date of this Agreement and shall for so long as it is a shareholder in Holdco remain, a direct or indirect wholly-owned subsidiary of ZPH (or any successor of ZPH) or an entity that directly or indirectly controls ZPH (or any successor of ZPH).
23.2 TLS undertakes and warrants to the other Parties that it is at the date of this Agreement and shall for so long as it is a shareholder in Holdco remain, a direct or indirect wholly-owned subsidiary of Temasek Capital (Private) Limited (or any successor of Temasek Capital (Private) Limited) or an entity that directly or indirectly controls Temasek Capital (Private) Limited (or any successor of Temasek Capital (Private) Limited).
23.3 QIV undertakes and warrants to the other Parties that it is at the date of this Agreement, and shall for so long as it is a shareholder in Holdco remain, a direct or indirect wholly-owned subsidiary of QTC (or any successor (by any method) to all or substantially all of QTC’s assets or business, as constituted on the date of such succession (a QTC Successor)) or persons that directly or indirectly control QTC (or any QTC Successor); provided, however, QTC (or any QTC Successor) or any affiliates of QTC (or any QTC Successor) may engage in any public offerings of securities and participate in any distribution of securities related to any such public offerings without breaching this undertaking or warranty.
23.4 QIV undertakes and warrants to the other Parties that on and from Newco3 Completion, QTC either has no operation of Quintiles’ Business or has ceased operation of Quintiles’ Business in the Asia Pacific Countries.
23.5 PharmaCo undertakes and warrants to the other Parties that on and from Newco2 Completion, ZPH either has no operation of the PharmaLink Business or has ceased operation of the PharmaLink Business in the Asia Pacific Countries.
24. Transfer of Shares in Holdco
24.1 A Party shall not transfer its shares in Holdco otherwise than in accordance with this Agreement and the Articles. A Party shall not transfer all or any of its shares in Holdco until 30 days after the earlier of (a) Newco3 Completion and (b) the expiry of the QIV Put Option and TLS and PharmaCo Call Option in relation to the shares in Holdco held by QIV under the Newco3 Put & Call Option Agreement. Provided that the provisions in this clause 24 shall not apply to (i) a transfer of QIV’s shares in Holdco pursuant to the exercise of the QIV Put Option or TLS and PharmaCo Call Option and (ii) a transfer of any Party’s shares in Holdco pursuant to clause 25.
24.2 Unless otherwise provided, a Party shall not sell, encumber or dispose of all or any part of its shareholding interest in Holdco without the prior written consent of the other Parties.
24.3 Any share in Holdco may be transferred by a Party to any of its affiliates, and the restrictions set out below (other than clause 24.10) shall not apply to any transfer of shares in Holdco in these circumstances provided nevertheless that such affiliate may re-transfer such shares to the original transferor or an affiliate of the original transferor and provided further that all of such shares shall forthwith be re-transferred to the original transferor if at any time after such transfer of shares, the transferee ceases to be an affiliate of the original transferor other than as a result of public offerings of securities or related distributions as described in clause 23.3. Notwithstanding anything to the contrary in this Agreement, such transfer of shares shall not relieve or discharge the transferor from any of its obligations under this Agreement and the transferor shall continue to be subject to the obligations under this Agreement and be liable to the other Parties as if no such transfer had occurred and the liability of the transferor hereunder shall be joint and several with its affiliate which holds those shares pursuant to any such transfer.
24.4 Unless otherwise provided, shares in Holdco may not be transferred by any Party to any person so long as any other Party is willing to purchase those shares in the manner provided in this clause 24. Any Party may agree in writing to waive its pre-emption rights contained in this Agreement.
24.5 Any Party (Transferor) proposing to transfer any shares in Holdco (Transfer Shares) shall give notice in writing (Transfer Notice) to Holdco and the other Parties (Continuing Parties), offering to sell the Transfer Shares to each of the Continuing Parties in proportion (as nearly as may be) to the number of shares in Holdco held by the Continuing Parties (Proportionate Entitlement). Every Transfer Notice shall specify: (a) the number of Transfer Shares which the Transferor is proposing to sell and each of the Continuing Parties’ Proportionate Entitlement; (b) the price at which the Transferor wishes to sell the Transfer Shares (Transferor’s Price); (c) the other terms and conditions of the sale of the Transfer Shares (if any) (Prescribed Terms); and (d) the identity of the person to whom the Transferor proposes to transfer the Transfer Shares (Buyer), and if the Buyer is a corporation other than a corporation whose shares are listed on a stock exchange, the place of its incorporation, the name(s) of its legal and beneficial shareholder(s) and the person who or which ultimately controls or owns the Buyer. Subject as hereinafter mentioned, a Transfer Notice shall constitute an offer by the Transferor of the sale of the Transfer Shares to the Continuing Parties at the Transferor’s Price and on the Prescribed Terms (if any). A Transfer Notice may not be withdrawn except with the written sanction of the directors of Holdco.
24.6
(a)	Each of the Continuing Parties (Purchasing Party) may, within the period of 21 days after service of a Transfer Notice (Transfer Period), give notice to the Transferor (Purchase Notice) if it wishes to purchase all (but not part) of its Proportionate Entitlement at the Transferor’s Price and on the Prescribed Terms (if any) specified in the Transfer Notice and if applicable, its wish to purchase all (but not part) of the other Continuing Party’s Proportionate Entitlement at the Transferor’s Price and on the Prescribed Terms (if any) specified in the Transfer Notice in the event that the other Continuing Party declines to purchase its Proportionate Entitlement offered by the Transferor under the Transfer Notice.
(b)	If any of the Continuing Parties fails to serve a Purchase Notice before the expiry of the Transfer Period, it shall be deemed to have declined the offer by the Transferor constituted by the Transfer Notice. A Purchase Notice shall be irrevocable unless agreed in writing by the Transferor and all the Continuing Parties serving Purchase Notices.
(c)	If any Continuing Party declines to purchase its Proportionate Entitlement offered by the Transferor under the Transfer Notice, such Continuing Party’s Proportionate Entitlement shall be allocated to the other Continuing Party who has applied for the first Continuing Party’s Proportionate Entitlement.
24.7
(a)	If Purchase Notices are served by the Purchasing Party(ies) for all of the Transfer Shares, the Transferor shall be bound to sell, and the Purchasing Party(ies) shall be bound to purchase, all of the Transfer Shares at the Transferor’s Price and upon the Prescribed Terms (if any) and otherwise in accordance with this clause 24. Completion shall take place within 14 days from the end of the Transfer Period.
(b)	On completion of the sale of the Transfer Shares, the Transferor shall upon receipt of the Transferor’s Price, transfer the Transfer Shares to the Purchasing Party(ies) by the delivery of the duly executed transfers in favour of the Purchasing Party(ies) in respect of the Transfer Shares, together with the relative share certificates and all documents required to effect the stamping of the transfers (including such statutory declarations, letters, worksheets and valuations as the tax authorities may require).
24.8 In the event the Transferor fails to carry out the transfer of any Transfer Shares which it shall have become bound to transfer, the Board of Holdco may authorise some person to execute, complete and deliver, in the name and on behalf of the Transferor, transfer(s) of the Transfer Shares to the Purchasing Party(ies) against payment of the Transferor’s Price to Holdco. On payment of the Transferor’s Price to Holdco, the Purchasing Party(ies) shall be deemed to have obtained a good quittance for such payment and on execution and delivery of the transfer, the Purchasing Party(ies) shall be entitled to insist upon its name being entered into the register of members of Holdco as the holder by transfer of the Transfer Shares. The Purchasing Party(ies) shall procure that Holdco shall forthwith pay the Transferor’s Price into a separate bank account in the name of Holdco and shall hold the Transferor’s Price in trust for the Transferor. The Transferor shall in such case be bound to deliver its certificate(s) for those Transfer Shares, and on such delivery, shall be entitled to receive the Transferor’s Price, without interest.
24.9 If (a) the Continuing Parties do not wish to purchase all of the Transfer Shares or (b) through no default on the part of the Transferor, the purchase of the Transfer Shares in respect of which the Purchase Notice(s) has or have been given shall not be completed within the relevant period stipulated above, the Transferor shall, at any time within 6 months thereafter, be at liberty, subject to the Articles and clause 26, to sell and transfer all or any of the Transfer Shares, to the Buyer (and to no other party) at a price not less than the Transferor’s Price and on terms not more favourable than the Prescribed Terms (if any) except that the Transferor may provide representations, warranties, covenants and indemnities customary to such transfer to the Buyer.
24.10 It shall be a condition precedent to the right of the Transferor to transfer shares in Holdco to any transferee (including an affiliate pursuant to a transfer under clause 24.3) that:
(a)	the Transferor shall transfer to the transferee, and the transferee shall accept the transfer of, that proportion of all the shareholders’ loans extended by the Transferor to each Group Company (including the shareholder’s loans (if any) extended by the Transferor to Holdco under the Amended and Restated Shareholders’ Loan Agreement) and owed to it as at the date of such share transfer (Transferor’s Loan), equal to the proportion which the number of Transfer Shares shall bear to the aggregate number of the Transferor’s shares in Holdco immediately prior to such share transfer. For the avoidance of doubt, the expression transfer of the Transferor’s Loan and its variations read in the context of this clause 24.10 means the novation of the Transferor’s Loan (including all rights and obligations of the Transferor under the Amended and Restated Shareholders’ Loan Agreement) by the Transferor, the transferee and the relevant Group Company (Relevant Company) pursuant to which:
(i)	the transferee agrees with the Transferor and the Relevant Company to pay to the Transferor the aggregate amount of the Transferor’s Loan and any applicable interest thereon outstanding to the Transferor at the date of the said novation;

(ii)	the Relevant Company agrees with the transferee and the Transferor to repay the Transferor’s Loan aforementioned together with any applicable interest thereon to the transferee instead of the Transferor; and

(iii)	the Transferor shall release and discharge the Relevant Company from its obligations to repay the Transferor the Transferor’s Loan together with any applicable interest thereon;
(b)	the other Parties are reasonably satisfied that the transferee is able to carry out its financing obligations under this Agreement, the Amended and Restated Shareholders’ Loan Agreement and any other agreement; and
(c)	the transferee (if not already bound by the provisions of this Agreement) executes a Deed of Ratification and Accession, under which the transferee agrees to be bound by, and shall be entitled to the benefit of this Agreement as if an original party to this Agreement.
25.	Transfer of Shares in Holdco Pursuant to Declaration of an Event of Default under Amended and Restated Shareholders’ Loan Agreement
25.1 Upon a declaration of the occurrence of an event of default in accordance with and under clause 12, 13, 14 or 15 of the Amended and Restated Shareholders’ Loan Agreement:
(a)	where there is one Party declaring the occurrence of such event of default, such Party shall be bound to sell and each of the other two remaining Parties shall be bound to purchase all of the shares held by the declaring Party in Holdco in proportion to the shareholding percentage of the remaining Parties in Holdco as between themselves (as nearly as may be) as at the date of repayment in full of the relevant Loan(s) (as defined under the Amended and Restated Shareholders’ Loan Agreement) to the declaring Party, at the price of US$1 per share held by the declaring Party; and
(b)	where there are two Parties declaring the occurrence of such event of default, the two declaring Parties shall be bound to sell and the one remaining Party shall be bound to purchase all the shares held by the two declaring Parties in Holdco. The price for the purchase of shares held by the two declaring Parties shall be determined by Holdco as at the date of declaration of the occurrence of such event of default and notified in writing by Holdco to the Parties and shall be a fair and reasonable price certified by the auditors of Holdco to be the net asset value of Holdco attributable to the relevant shares in Holdco as at the date of declaration of the occurrence of such event of default and in so certifying, the auditors shall be considered to be acting as an expert and not as an arbitrator and its decision, which shall be incorporated in a certificate (a copy of which will be provided to each of the Parties and Holdco), shall be final and binding on the Parties.
25.2 The relevant price of the sale and purchase of shares under clause 25.1(a) or (b) (as the case may be) shall be fully satisfied by the remaining Party(ies) by the payment of the amount in cash or bank draft drawn on a licensed bank in Singapore and made out in favour of the declaring Party(ies) (at the election of the declaring Party(ies)).
25.3 Completion of the sale and purchase of the shares held by the declaring Party(ies) shall take place simultaneously with the repayment in full of the relevant Loan(s) to the declaring Party(ies) in accordance with the Amended and Restated Shareholders’ Loan Agreement.

25.4 On completion, the declaring Party(ies) shall deliver to the remaining Party(ies):
(a)	duly executed transfer(s) in favour of the remaining Party(ies) or its(their) respective nominees in respect of all of the shares held by the declaring Party(ies), together with the relative share certificates and all documents required to effect the stamping of the transfer(s) (including such statutory declarations, letters, worksheets and valuations as the tax authorities may require); and
(b)	letters of resignation duly executed by the directors of Holdco and its subsidiaries who are appointed by the declaring Party(ies).
26. Co-Sale Rights
26.1 In the event that the Transferor after having complied with the provisions of clause 24 desires to transfer any of the Transfer Shares (Co-Sale Shares) to the Buyer, the Transferor shall give notice in writing to the Continuing Parties of such desire (Co-Sale Notice). The Co-Sale Notice shall specify the name of the Buyer, the number of Transfer Shares proposed to be transferred, the price and other terms and conditions of such transfer and enclose an offer (Co-Sale Offer) dated the date of the Co-Sale Notice made by the Buyer to each of the Continuing Parties to purchase the shares in Holdco held by such Continuing Party at such time, on the basis that the number of Co-Sale Shares which the Transferor shall sell, and the number of shares that such Continuing Party shall sell, shall be pro rata (based on their Shareholding Percentages) of the number of shares agreed to be purchased by the Buyer, and on terms and conditions (including price) no less favourable to such Continuing Party than those available to the Transferor. Each Continuing Party (if it so desires) may accept the Co-Sale Offer made to it by serving on the Buyer (with a copy to the Transferor) notice in writing of its acceptance within 14 days of the date of the Co-Sale Offer. The Transferor shall not transfer any of the Transfer Shares to the Buyer unless it has complied with the provisions of this clause 26.1.
26.2 If any of the Continuing Parties accepts the Co-Sale Offer within the said 14-day period:
(a)	completion of the sale and purchase of the relevant number of shares held by each of the Transferor and the Continuing Party(ies) shall take place within 7 days following the expiry of the 14-day period at the registered office of Holdco and on such date within such 7-day period as the Transferor and the Buyer may agree in writing and notified in writing to the Continuing Party(ies); and
(b)	the Transferor shall waive its rights of pre-emption in respect of such shares held by the Continuing Party(ies).
27. Drag Along Rights
Subject to compliance with clause 24 and provided that none of the Continuing Parties exercises its co-sale rights under clause 26, in the event that the Parties fail to procure a listing of Holdco, Newco1, Newco2 or Newco3 on a recognised stock exchange within 6 years from the date of this Agreement and the Buyer wishes to purchase all of the issued share capital in Holdco, the Parties holding not less than two-thirds of the shares in Holdco (Drag Along Shareholders) shall be entitled to require the remaining Party(ies) holding not more than one-third of the shares in Holdco to sell its/their shares to the Buyer (who shall not be an affiliate of any Drag Along Shareholder) on the same terms and at the same price as that applicable to the shares the Drag Along Shareholders are selling to the Buyer.
28. Deadlock Resolution
28.1 A deadlock is deemed to arise in any case where:

(a)	a Board meeting of any Group Company or a general meeting of Holdco cannot be held for lack of quorum (determined in accordance with clauses 6.3 and 6.4) after 3 consecutive attempts;
(b)	any matter has been considered by a meeting of the Board of any Group Company or a general meeting of Holdco for which no resolution has been carried at such meeting in relation to such matter by reason of an equality of votes for and against any motion dealing with it, and no agreement can be reached by the Parties in relation to such matter;
(c)	the representatives on any Board Committee fail to reach a unanimous decision on any matter to be decided by such Board Committee; or
(d)	all Parties (so long as each of them has a Shareholding Percentage of at least 5%) and the Significant Shareholders fail to reach a unanimous decision on any Reserved Matter.
28.2 In the case of any deadlock, any Party shall be entitled to serve written notice of the deadlock (Deadlock Notice) on the other Parties.
28.3 If after 30 days from the date of the Deadlock Notice the disagreement is not resolved, each Party shall within 7 days thereafter appoint a mediator, and the mediators so appointed shall within a further 21 days mediate between them in negotiations.
28.4 If after 21 days of the appointment of the mediators, the Parties shall still be unable to resolve the deadlock, then any Party (Deadlock Party) shall, without prejudice to such other rights and remedies it may have in respect of breaches under this Agreement, be entitled to:
(a)	offer to sell all its shares in Holdco to the other Parties and the provisions of clauses 24.5 (save for sub-paragraph (d)), 24.6, 24.7, 24.8 and 24.10 shall apply mutatis mutandis;
(b)	make an offer to purchase all the shares in Holdco held by the other Parties and the provisions of clause 28.5 shall apply; or
(c)	(if the other Parties do not agree to purchase the shares in Holdco or, as the case may be, do not agree to sell the shares in Holdco) serve a dissolution notice in respect of each Group Company on the other Parties, and thereafter the Parties shall take all such steps as may be necessary to render each Group Company solvent and to wind up each Group Company voluntarily.
28.5
(a)	The Deadlock Party shall be entitled to give notice (Deadlock Party Notice) to each of the other Parties and to Holdco offering to purchase all (and not some only of) the shares in Holdco held by each of the other Parties.
(b)	The price per share offered to be purchased shall be determined by Holdco as at the date of the Deadlock Party Notice and notified in writing by Holdco to the Parties and shall be a fair and reasonable price certified by the auditors of Holdco to be the net asset value of Holdco as at the date of the Deadlock Party Notice. In so certifying, the auditors shall be considered to be acting as an expert and not as an arbitrator and its decision, which shall be incorporated in a certificate (a copy of which will be provided to each of the Parties and Holdco), shall be final and binding on the Parties.
(c)	The Deadlock Party Notice shall specify that the Deadlock Party is offering to purchase all (and not some only of) the shares in Holdco held by each of the other Parties, request that Holdco procures that the fair price per share be determined in accordance with sub-paragraph (b) above and the terms of the offer to purchase (if any) and be expressed to be open for acceptance for 30 days from the date of service of notification in writing by

Holdco to the Parties of the fair price per share (Offer Period) and be irrevocable without the written consent of the other Parties.
(d)	Each of the other Parties may, at any time before the expiry of the Offer Period serve a written notice to the Deadlock Party and Holdco stating whether it wishes to sell all (but not part) of the shares held by it on the terms set out in sub-paragraph (c) (Acceptance Notice).
(e)	If any of the other Parties fails to serve a notice before the expiry of the Offer Period, it shall be deemed to have declined the offer to purchase constituted by the Deadlock Party Notice.
(f)	If Acceptance Notices are served by the other Parties for all the shares held by them in Holdco, the Deadlock Party shall be bound to purchase and the Parties who served the Acceptance Notices shall be bound to sell all the shares held by them on the terms set out in sub-paragraph (c). Completion shall take place within 14 days from the end of the Offer Period.
(g)	On completion, the Parties who served the Acceptance Notices shall deliver to the Deadlock Party duly executed transfer(s) in favour of the Deadlock Party or its nominees in respect of all of the shares held by them, together with the relative share certificates and all documents required to effect the stamping of the transfer(s) (including such statutory declarations, letters, worksheets and valuations as the tax authorities may require) and letters of resignation duly executed by the directors of Holdco and its subsidiaries who are appointed by the Parties who served the Acceptance Notices.
29. Duration and Termination
29.1 This Agreement shall continue until terminated in accordance with the provisions below.
29.2 This Agreement may be terminated by mutual agreement between the Parties; or (i) automatically upon the occurrence of an event set out in sub-paragraphs (h), (i) or (j) below, with respect to all three Parties, (ii) automatically upon the occurrence of an event set out in sub-paragraphs (k) or (l) below, with respect to the exiting Party only or (iii) by any non-defaulting Party upon the occurrence of an event set out in sub-paragraphs (a), (b), (c), (d), (e), (f) or (g) below giving the other Parties written notice of its intention to terminate this Agreement, with respect to the defaulting Party only (each a Termination Event):
(a)	the insolvency, winding up or presentation of a bankruptcy petition or other insolvency application against any Party, or a court of competent jurisdiction makes an order, or a resolution is passed, for the winding up, dissolution or judicial management or administration of that Party otherwise than in the course of a reorganisation or restructuring previously approved in writing by the other Parties (such approval not to be unreasonably withheld or delayed);
(b)	any attachment, sequestration, distress, execution or other legal process is levied, enforced or instituted against the assets of any Party, or a liquidator, judicial manager, receiver, administrator, trustee-in-bankruptcy, custodian or other similar officer has been appointed (or a petition for the appointment of such officer has been presented) in respect of any assets of that Party;
(c)	any Party convenes a meeting of its creditors or makes or proposes any arrangement or composition with, or any assignment for the benefit of, its creditors;
(d)	PharmaCo ceases to be a direct or indirect wholly-owned subsidiary of ZPH (or any successor of ZPH) or an entity that directly or indirectly controls ZPH (or any successor of ZPH) (in which event TLS and QIV shall be deemed to be the non-defaulting Parties);

(e)	TLS ceases to be a direct or indirect wholly-owned subsidiary of Temasek Capital (Private) Limited (or any successor of Temasek Capital (Private) Limited) or an entity that directly or indirectly controls Temasek Capital (Private) Limited (or any successor of Temasek Capital (Private) Limited) (in which event PharmaCo and QIV shall be deemed to be the non-defaulting Parties);

(f)	the undertaking or warranty in clause 23.3 is breached (in which event TLS and PharmaCo shall be deemed to be the non-defaulting Parties);

(g)	any Party is in material breach of any of its obligations under this Agreement and such breach, if capable of remedy, is not rectified within 30 days of written notice from any of the other Parties requiring the rectification of such breach;

(h)	the liquidation of Holdco;

(i)	the listing of Holdco on a recognised stock exchange;

(j)	completion of the sale and purchase of shares under clause 25 following the declaration of the occurrence of an event of default and repayment of the relevant Loan(s) in accordance with and under clause 12, 13, 14 or 15 of the Amended and Restated Shareholders’ Loan Agreement where two or all three Parties declare the occurrence of such event of default;

(k)	completion of the sale and purchase of shares under clause 25 following the declaration of the occurrence of an event of default and repayment of the relevant Loan(s) in accordance with and under clause 12, 13, 14 or 15 of the Amended and Restated Shareholders’ Loan Agreement where any one Party declares the occurrence of such event of default; or

(l)	completion of the sale and purchase of all (and not some only) of the shares in Holdco held by QIV pursuant to the QIV Put Option or TLS and PharmaCo Call Option.
For the avoidance of doubt:

(A)	in respect of termination of this Agreement pursuant to a Termination Event set out in sub-clauses 29.2(a), (b), (c), (d), (e), (f), (g), (k) or (l), only the exiting Party shall cease to be bound by the terms of this Agreement and the relationship between the remaining Parties shall continue to be governed by the terms of this Agreement as may be appropriately amended to reflect a two-party relationship instead of a tripartite relationship;

(B)	termination of this Agreement referred to in sub-paragraph (A) above shall not affect any accrued rights or interests of any of the Parties under the Primary Transaction Documents existing immediately prior to the date of such termination; and

(C)	all rights and obligations of the exiting Party and/or its affiliates under the Secondary Transaction Documents to which the exiting Party and/or any of its affiliates is(are) party(ies) shall continue for the remaining term of the relevant Secondary Transaction Documents (where applicable) and remain unaffected by the termination of this Agreement referred to in sub-paragraph (A) above.
29.3 If a Termination Event set out in sub-clauses 29.2(a), (b), (c), (d), (e), (f) or (g) occurs in relation to a Party (Affected Party), the Affected Party shall notify the non-defaulting Parties (Non-Affected Parties) in writing promptly of such Termination Event.
29.4 Each Non-Affected Party shall be entitled to give notice to the Affected Party and to Holdco within 21 days of the date on which notice is given in accordance with clause 29.3 (or of the date on which the Non-Affected Party becomes aware of such Termination Event if the Affected Party fails to give notice in accordance with clause 29.3). The notice under this clause 29.4 shall specify that the Non-Affected Party:

(a) is considering exercising its rights under the remaining provisions of this clause 29;
(b)	requests that Holdco procure that the Fair Price (as defined in clause 29.12) of the shares in Holdco be determined in accordance with clauses 29.11 and 29.12.
29.5 After determination of the Fair Price in accordance with clauses 29.11 and 29.12, which shall be notified in writing to the Parties by Holdco, any Non-Affected Party (whether or not it gave notice under clause 29.4) shall be entitled to give notice to Holdco (within 21 days of the date of the Certificate referred to in clause 29.12) that it wishes to invoke the right to purchase procedure provided by this clause 29.
29.6 Within 5 days of receipt of the notice under clause 29.5, Holdco shall:
(a)	give notice to the Affected Party of this fact;
(b)	give notice (a Right to Purchase Notice) to each of the Non-Affected Parties of its right to purchase the shares in Holdco held by the Affected Party (Affected Shares) at the Fair Price, in each case pro rata to the Shareholding Percentage of the Non-Affected Parties as between themselves (as nearly as may be) as at the close of business on the date prior to the date of the Right to Purchase Notice (Entitlement).
29.7 The Right to Purchase Notice shall:
(a)	specify the number of Affected Shares that are offered to each of the Non-Affected Parties and the price per share in Holdco at which the Affected Shares are offered;
(b)	be expressed to be open for acceptance for 30 days from the date of service of the Right to Purchase Notice (Right to Purchase Period);
(c) be irrevocable except as set out in clause 29.8; and
(d) be subject to no other terms other than as set out in clause 29.10.
29.8
(a)	Each Non-Affected Party may, at any time before the expiry of the Right to Purchase Period, serve a written notice upon Holdco:
(i)	if applicable, stating its desire to purchase all (but not part) of the Affected Shares offered to it on the terms set out in clause 29.7; and

(ii)	stating if it wishes to purchase the Entitlement of the other Non-Affected Party in the event that the other Non-Affected Party declines to purchase its Entitlement constituted by the Right to Purchase Notice.
(b)	If any Non-Affected Party fails to serve a notice before the expiry of the Right to Purchase Period, it shall be deemed to have declined the right to purchase constituted by the Right to Purchase Notice.
(c)	A notice served pursuant to clause 29.8 shall be irrevocable without the written consent of the Affected Party.
29.9 If any Non-Affected Party declines to purchase its Entitlement constituted under the Right to Purchase Notice, such Non-Affected Party’s Entitlement shall be allocated to the other Non-Affected Party who has applied for the first Non-Affected Party’s Entitlement.
29.10 Subject only to any regulatory approvals required for effecting a transfer of the Affected Shares to the Non-Affected Party(ies) or any corporate authorisation required by the Non-Affected

Party(ies) (Approvals), the Affected Party shall be bound to sell and the Non-Affected Party(ies) shall be bound to buy the Affected Shares that have been allocated to them or it pursuant to this clause 29:
(a)	at the Fair Price; and

(b)	within 30 days following the expiry of the Right to Purchase Period.
If any requisite Approval has not been obtained by the date immediately following the expiry of the said 30-day period referred to in sub-paragraph (b) above, the Right to Purchase Notice shall lapse and have no further effect.
29.11 The Fair Price for any shares in Holdco (Valuation Shares) shall be determined as at the date of notification by the Affected Party (or the date on which the Non-Affected Party becomes aware of the Termination Event if the Affected Party fails to give notice in accordance with clause 29.3) (Valuation Date).
29.12 The fair price for the Valuation Shares shall be a fair and reasonable price (Fair Price) certified by the auditors of Holdco to be the net asset value of Holdco attributable to the relevant shares in Holdco and in so certifying, the auditors shall be considered to be acting as an expert and not as an arbitrator and its decision, which shall be incorporated in a certificate (Certificate) (a copy of which will be provided to each of the Parties and Holdco), shall be final and binding on the Parties.
30. Representations And Warranties
Each Party represents and warrants to the other Parties as follows:
(a)	it has the power to enter into, exercise its rights and perform and comply with its obligations under the Primary Transaction Documents;
(b)	it is a company with limited liability duly incorporated and validly existing under the laws of its jurisdiction of incorporation and it has the power and authority to own assets and to conduct the business which it conducts and/or purports to conduct;
(c)	all action, conditions and things required to be taken, fulfilled and done (including the obtaining of any necessary consents) in order (i) to enable it lawfully to enter into, exercise its rights and perform and comply with its obligations under the Primary Transaction Documents and (ii) to ensure that those obligations are valid, legally binding and enforceable have been taken, fulfilled and done;
(d)	the Primary Transaction Documents and all other agreements and instruments executed or to be executed by it contemplated hereby or thereby will when executed be within its corporate powers, do not or will not contravene any law or any contractual restriction binding on it or any provision of its Memorandum and Articles or equivalent constitutive documents in such other relevant jurisdictions, and are and shall be the legal, valid and binding agreement of such party, enforceable against such party in accordance with their terms;
(e)	the execution, delivery and performance of the Primary Transaction Documents by it will not conflict with any law, order, judgment, decree, rule or regulation of any court, arbitral tribunal or governmental agency, or any agreement, instrument or indenture to which it is a party or by which any thereof is bound;
(f)	it has received or has had the opportunity to receive legal advice as to the terms and effect of the Primary Transaction Documents;

(g)	it and its assets are not entitled to immunity from suit, execution, attachment or other legal proceedings;
(h)	no legal proceeding, suit or action of any kind whatsoever is current or pending (i) to restrain the entry into, exercise of any of its rights under and/or performance or enforcement of or compliance with its obligations under the Primary Transaction Documents or (ii) which may materially and adversely affect its ability to perform its obligations under any agreements binding on it; and
(i)	it is solvent, and no steps have been taken or are being taken by it or its shareholders, nor have any legal proceedings been started or threatened for its dissolution or for the appointment of a receiver, receiver and manager, or liquidator, judicial manager, trustee or such other officer in similar capacity to take over it or any of its assets or for its winding up.
31. Agreement relating to India
Notwithstanding any other provision in this Agreement, the Parties acknowledge, agree and undertake, with respect to and in connection with the acquisition of an indirect shareholding in Innovex (India) Private Limited (IIPL) by each of the Parties and their respective ultimate holding companies, Temasek Holdings (Private) Limited (Temasek), Interpharma Investments Ltd (Interpharma) and QTC, pursuant to the Newco3 Put & Call Option Agreement, that:
(1) in the event of any inquiry or investigation or other relevant action (Relevant Action) taken by the Indian Central Government and/or any relevant regulatory authority in India (including but not limited to the Foreign Investment Promotion Board (FIPB) and the Reserve Bank of India (RBI)) (Indian Authorities) and/or any third party, including but not limited to (a) the imposition of any financial levy, penalty or fine on IIPL or its direct or indirect shareholders or (b) a direction or request to any Party and/or its ultimate holding company to divest its direct or indirect interest in IIPL, arising solely as a result of a breach by such Party or its ultimate holding company of the “Guidelines pertaining to approval of foreign/technical collaborations under the automatic route with previous ventures/tie-ups in India” (Press Notes No. 1 and No. 3, 2005 series) issued by the Ministry of Commerce & Industry, Government of India (Press Notes), the following shall apply:
(i)	such Party shall respond (and shall procure that its ultimate holding company responds) either to the Indian Authorities or to IIPL and/or any Group Company (as relevant) and/or any third party in a timely manner, and shall furnish any required information in writing or otherwise as required, in order to facilitate any such inquiry or investigation;

(ii)	if the Indian Authorities make a direction or request as set forth in sub-paragraph (b) above, the Parties shall act together and reasonably to restructure the Group Companies and their subsidiaries, including the making of any amendment to any Primary Transaction Document and/or Secondary Transaction Document, and/or the entering into of any additional agreements, in order to comply with such direction or request or the Press Notes; and

(iii)	such Party shall bear (and shall procure that its ultimate holding company shall bear) all reasonable costs and expenses (including but not limited to legal and other professional advisors’ fees and expenses) related to any such Relevant Action taken by the Indian Authorities and/or any third party, including all actions required to be taken by any other Party or any Group Company or subsidiary of any Group Company in compliance with the requirements of any such Indian Authorities or relevant Press Notes (which for the avoidance of doubt shall include all reasonable costs and expenses related to any restructuring set forth in sub-paragraph (ii) above); and

(2) if requested by PharmaCo at any time, each of QIV and TLS shall unconditionally provide Interpharma with a written consent and/or a “no objection certificate” in relation to the new venture or technology agreement or trademark agreement that is in the “same field” (as defined in the Press Notes), as Zuellig Pharma (India) Private Limited; provided, however, that nothing in this sub-clause (2), including the giving of any consent or “no objection certificate” pursuant to this sub-clause (2) shall affect the obligations of PharmaCo and its affiliates under clause 17.
32. Supremacy of this Agreement
Each Party shall use its votes in Holdco and all other means at its disposal so as (a) to ensure that this Agreement is duly performed and (b) to ensure that the provisions of the Memorandum and the Articles or equivalent constitutional document of each Group Company are not infringed (save that, in the event of any conflict between this Agreement and the Memorandum and the Articles of any Group Company, this Agreement shall prevail as between the Parties).
33. Costs
The costs of and incidental to the incorporation of Holdco and Newco1 shall be borne and paid by Holdco and Newco1 respectively. Each of the Parties shall pay its own costs incurred in the preparation and execution of this Agreement.
34. No Partnership or Agency
Nothing in this Agreement shall be deemed to constitute a partnership between the Parties, or constitute any Party the agent of any of the other Parties for any purpose, or entitle any Party to commit or bind any of the other Parties (or any of their affiliates) in any manner.
35. Entire Agreement
The Primary Transaction Documents set out the entire agreement and understanding between the Parties in respect of the joint venture, and supersede all prior oral or written communications, representations or agreements in relation to the subject matter of this Agreement, which shall cease to have any further force or effect. It is agreed that:
(a)	none of the Parties has entered into this Agreement in reliance upon any representation, warranty or undertaking of the other Parties (or any of their representatives or professional advisers) which is not expressly set out in this Agreement;
(b)	a Party shall have no claim or remedy in respect of misrepresentation (whether negligent or otherwise) or untrue statements made by the other Parties (or any of its representative or professional advisers);
(c)	this clause 35 shall not exclude any liability for, or remedy in respect of, fraudulent misrepresentation.
36. Mutual Consultation and Goodwill
The Parties confirm their intention to promote the best interests of each Group Company and to consult fully on all matters materially affecting the development of the respective businesses of each Group Company. Each Party shall act in good faith towards the other Parties in order to promote the success of each Group Company. Without prejudice to the generality of the foregoing, the Parties agree to negotiate and discuss in good faith any proposed change in the respective scope of businesses of any Group Company.
37. Notices
37.1 Any notice or other communication to be given by one Party to the other Parties under, or in connection with, this Agreement shall be in writing and signed by or on behalf of the Party giving it. It shall be served by sending it by fax to the number set out in clause 37.2 or delivering it by hand or sending it by pre-paid post, to the address set out in clause 37.2, and in each case marked for the attention of the relevant Party set out in clause 37.2 (or as otherwise notified from time to time in accordance with the provisions of this clause 37). Any notice so served by hand, fax or post shall be deemed to have been duly given:
(a)	in the case of delivery by hand, when delivered;

(b)	in the case of fax, at the time of transmission;

(c)	in the case of post, on the second Business Day after the date of posting (if sent by local mail) and on the seventh Business Day after the date of posting (if sent by air mail), provided that in each case where delivery by hand or by fax occurs after 6 p.m. on a Business Day, service shall be deemed to occur at 9 a.m. on the next following Business Day.
References to time in this clause are to local time in the country of the addressee.
37.2 The addresses and fax numbers of the Parties for the purpose of clause 37.1 are as follows:

TLS
Address	:	60B Orchard Road
#06-18 Tower 2 The Atrium @ Orchard
Singapore 238891
Fax	:	+65 6828 6137
For the attention of	:	Tan Suan Swee/Derek Lau/Dawn Chan

PharmaCo
Address	:	c/o Interpharma Asia Pacific Ltd
6-8 Harbour Road
13th Floor Shui On Center
Wanchai, Hong Kong
Fax	:	+852 2887 5647
For the attention of	:	Chief Financial Officer

QIV
Address	:	c/o Quintiles Transnational Corp.
4709 Creekstone Drive
Durham, NC 27560, United States of America
Fax	:	+1 919 998 2759
For the attention of	:	John Russell, Esq., General Counsel
37.3 A Party may notify the other Parties of a change to its name, relevant addressee, address or fax number for the purposes of this clause 37, provided that, such notice shall only be effective on:
(a)	the date specified in the notice as the date on which the change is to take place; or
(b)	if no date is specified or the date specified is less than 5 Business Days after the date on which notice is given, the date following 5 Business Days after notice of any change has been given.
37.4 In proving such service it shall be sufficient to prove that the envelope containing such notice was properly addressed and delivered either to the address shown thereon or into the custody of the postal authorities as a pre-paid recorded delivery, special delivery or registered post letter, or that the facsimile transmission was made after obtaining in person or by telephone appropriate evidence of the capacity of the addressee to receive the same, as the case may be.

38. Assignment
Unless otherwise provided in this Agreement, the rights and obligations of any Party shall not be assignable or transferable without the consent of the other Parties.
39. Governing Law and Arbitration
39.1 This Agreement and the relationship between the Parties shall be governed by, and interpreted in accordance with, the laws of Singapore.
39.2 Any dispute, whether contractual or not, arising out of or in connection with this Agreement (including any question regarding its existence, validity or termination) shall be referred to and finally resolved by arbitration in Geneva, conducted in the manner set out below. The UNCITRAL Arbitration Rules shall govern any arbitration under this clause 39.
39.3 The arbitration tribunal shall consist of 3 arbitrators, one to be appointed by each of the Parties. The language of the arbitration shall be English.
39.4 Any dispute over the applicability of this clause 39 and/or the UNCITRAL Arbitration Rules shall be referred to the arbitration tribunal, who shall use best efforts to deliver a decision, reached without holding an oral hearing if the arbitration tribunal so determines, to resolve the dispute within 21 days after the matter is referred to it. The decision of the arbitration tribunal shall be final and binding on the Parties.
39.5 The Parties agree to appoint the International Chamber of Commerce to administrate the arbitration proceedings.
40. No Rights Under Contracts (Rights of Third Parties) Act (Cap. 53B)
A person who is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act (Cap. 53B) to enforce any of its terms.
41. Counterparts
This Agreement may be executed by the Parties in any number of counterparts, each of which is an original but all of which together constitute one and the same instrument. Any Party may enter into this Agreement by executing any such counterpart.
42. Further Assurance
Each of the Parties agrees to perform (or procure the performance of) all further acts and things, and execute and deliver (or procure the execution and delivery of) such further documents, as may be required by law or as may be necessary to implement and/or give effect to this Agreement and the transactions contemplated under it.

SCHEDULE 1
INTERPRETATION
1.1 In this Agreement, unless the context otherwise requires, the following words and expressions shall bear the following meanings:
Amended and Restated Shareholders’ Loan Agreement means the amended and restated shareholders’ loan agreement dated the same date as this Agreement and made between TLS, QIV, PharmaCo and Holdco;

Articles means, in relation to any Group Company, the Articles of Association of such Group Company;

Board means, in relation to any Group Company, the board of directors of such Group Company;

Business Day means a day (excluding Saturdays, Sundays and public holidays) on which banks generally are open in Singapore, Hong Kong and the United States for the transaction of normal banking business;

Companies Act means the Companies Act (Cap. 50) of Singapore;

Debt/Equity Ratio means, in relation to any Group Company, the ratio of Total External Debt of such Group Company to Total Shareholder Funds of such Group Company;

Deed of Ratification and Accession means the deed in substantially the form set out in the Exhibit;

Group Companies means Holdco, Newco1, Newco2 and (after Newco3 Completion) Newco3;

Memorandum means, in relation to any Group Company, the Memorandum of Association of such Group Company;

Net Asset Value means, in relation to any Group Company at any time, the value of the net assets of such Group Company determined from the latest available audited accounts of such Group Company as at such time;

Newco2 means PharmaLink Asia Pacific Pte. Ltd. (Co. Reg. No. 200500937C), a private limited company incorporated in Singapore with its registered office at 150 Beach Road, #25-03/04 The Gateway West, Singapore 189720;

Newco2 Distribution Agreement has the meaning ascribed to Distribution Agreement in the Newco2 Put & Call Option Agreement;

Newco2 Master Business Transfer Agreement shall have the meaning ascribed to Master Business Transfer Agreement in the Newco2 Put & Call Option Agreement;

Newco2 Services Agreement shall have the meaning ascribed to Services Agreement in the Newco2 Put & Call Option Agreement;

Newco2 Term Loan Facility Agreements shall have the meaning ascribed to Term Loan Facility Agreements in the Newco2 Put & Call Option Agreement;

Newco3 means Innovex Asia Holdings Pte. Ltd. (Co. Reg. No.: 200515117Z), a private limited company incorporated in Singapore with its registered office at 9 Raffles Place, #32-00 Republic Plaza, Singapore 048619;

Newco3 Master Business Transfer Agreement shall have the meaning ascribed to Master Business Transfer Agreement in the Newco3 Put & Call Option Agreement;

Newco3 Master Services Agreements shall have the meaning ascribed to Master Services Agreements in the Newco3 Put & Call Option Agreement;

Newco3 Term Loan Facility Agreements shall have the meaning ascribed to Term Loan Facility Agreements in the Newco3 Put & Call Option Agreement;

Newcos means Newco1, Newco2 and (after Newco3 Completion) Newco3; and Newco shall be construed accordingly;

Parties means TLS, PharmaCo and QIV; and Party shall be construed accordingly;

PharmaLink Business means the business of providing (a) marketing services for patented and off-patent branded ethical research based pharmaceutical and healthcare products through agency or contract sales organisation (CSO) arrangements and (b) regulatory services including advisory services on regulatory environment, activities pertaining to the registration of patented and off-patent branded ethical research based pharmaceutical and healthcare products with the relevant regulatory bodies and product licence holding, market research services and sales and marketing development programmes under the name and style of “PharmaLink” as an unincorporated business division of ZPH and its affiliates;

Primary Transaction Documents means:
(a)	this Agreement;

(b)	the Amended and Restated Shareholders’ Loan Agreement;

(c)	the Supplemented Newco2 Put & Call Option Agreement; and

(d)	the Newco3 Put & Call Option Agreement;
QIV Put Option means the put option to be granted by TLS and PharmaCo jointly to QIV to require TLS and PharmaCo to jointly purchase in proportion to their respective Shareholding Percentage as between themselves (as nearly as may be), the shares held by QIV in Holdco upon the terms and conditions of the Newco3 Put & Call Option Agreement;

QTC means Quintiles Transnational Corp., (Co. Reg. No. 0274393), a corporation incorporated in North Carolina, United States of America with its principal address at 4709 Creekstone Drive, Suite 200, Durham, NC 27703, United States of America;

Quintiles’ Business means the business providing sales and marketing services in India, Korea, Australia and New Zealand for ethical research based pharmaceutical products through contract sales organisation arrangements under the name and style of “Innovex”;

Reserved Matters means those matters referred to in Schedule 2;

Secondary Transaction Documents means the (a) Newco2 Master Business Transfer Agreement, Newco2 Term Loan Facility Agreements, Newco2 Services Agreement and Newco2 Distribution Agreement; and (b) the Newco3 Master Business Transfer Agreement, Newco3 Term Loan Facility Agreements and Newco3 Master Services Agreements, and includes any such agreement as amended from time to time;

Shareholding Percentage means, in relation to any shareholder and at any time, the total number of issued ordinary shares in the capital of Holdco registered in the name of such shareholder in the share register of Holdco at that time expressed as a percentage of all the issued ordinary shares in the capital of Holdco held by all the shareholders of Holdco as at that time;

Significant Shareholder means a shareholder of Holdco with a Shareholding Percentage of at least 15%;

Supplemented Newco2 Put & Call Option Agreement means the Newco2 Put & Call Option Agreement as supplemented by (a) the First Supplemental Agreement and (b) the Second Supplemental Agreement dated the same date as this Agreement and made between TLS, QIV, PharmaCo and Holdco;

TLS and PharmaCo Call Option means the call option to be granted by QIV to TLS and PharmaCo jointly to require QIV to sell to TLS and PharmaCo jointly in proportion to their respective Shareholding Percentage as between themselves (as nearly as may be), the shares held by QIV in Holdco upon the terms and conditions of the Newco3 Put & Call Option Agreement;

Total External Debt means, in relation to any Group Company, all and any liabilities of, or amounts due from, or owing by, such Group Company to external non-trade lenders (which, for the avoidance of doubt, shall exclude the Parties and their affiliates and trade creditors). All shareholders’ loans extended by the Parties or their affiliates, whether pursuant to the Amended and Restated Shareholders’ Loan Agreement or otherwise, shall not be included in the determination of Total External Debt;

Total Shareholder Funds means, in relation to any Group Company, the total issued share capital of such Group Company plus retained earnings minus statutory reserves. All shareholders’ loans extended by the Parties or their affiliates, whether pursuant to the Amended and Restated Shareholders’ Loan Agreement or otherwise, shall be included in the determination of Total Shareholder Funds; and

ZPH means Zuellig Pharma Holdings Limited (Co. Reg. No. LL01201), a company incorporated in Labuan, Malaysia and having its registered office at Brumby House, 1st Floor, Jalan Bahasa, 87011 Labuan, F.T. Labuan, Malaysia.

1.2	In this Agreement, unless the context otherwise requires:
(a)	references to persons shall include individuals, bodies corporate (wherever incorporated), unincorporated associations and partnerships;

(b)	the headings are inserted for convenience only and shall not affect the construction of this Agreement;

(c)	references to times of the day are to local time in Singapore unless otherwise stated;

(e)	references to US$ are to the lawful currency of the United States of America;

(f)	words importing the singular number shall include the plural and vice versa;

(g)	words importing the masculine gender shall include the feminine and neuter genders and vice versa;

(h)	references to any agreement or document shall include such agreement or document as amended, varied, novated, supplemented or replaced from time to time;

(i)	any references to parties, clauses, Schedules and the Exhibit are to parties, clauses, schedules and the exhibit to this Agreement unless otherwise specified;

(j)	any reference to an enactment or statutory provision is a reference to it as it may have been, or may from time to time be modified, consolidated or re-enacted;

(k)	references to any legal term used in any applicable jurisdiction (other than Singapore) for any action, remedy, method or judicial proceeding, legal document, legal status, court, official or any other legal concept shall be deemed to include the legal concept which most nearly approximates in Singapore to that legal term;

(l)	the word affiliate means, with respect to any person, any other person controlling, controlled by, or under common control with, such person;

(m)	the word control (including its correlative meanings, controlled by, controlling and under common control with) shall mean, with respect to a corporation, the right to exercise, directly or indirectly, more than 50% of the voting rights attributable to the shares of the controlled corporation or control of the composition of the board of directors of the controlled corporation and, with respect to any person other than a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person; and

(n)	references to a subsidiary shall be construed in accordance with the Companies Act.

SCHEDULE 2
RESERVED MATTERS
For the purposes of this Schedule 2 only, Group Companies shall have the meaning ascribed to it in Schedule 1 as well as including any other direct or indirect subsidiary of Holdco from time to time established or incorporated.
(a)	Any issue of shares in any Group Company (or securities convertible into shares in such Group Company), including the number and type of shares or securities to be issued by such Group Company.
(b)	Any increase, reduction or cancellation of the capital or change in capital structure of any Group Company (except for an increase in capital pursuant to this Agreement).

(c)	Any alteration to the Memorandum and Articles of any Group Company.
(d)	Any material change in the name of or the nature or scope of the businesses carried on by any Group Company.
(e)	Any merger or reconstruction exercise undertaken by any Group Company, or any filing by any Group Company for winding-up, liquidation, receivership or reorganisation under any insolvency laws or any similar action.
(f)	The formation of any subsidiary of Holdco (other than Newco1, Newco2 and Newco3), Newco1, Newco2 or Newco3 and the entering into any partnership, joint venture or profit-sharing agreement by any Group Company.
(g)	The acquisition or disposal by any Group Company of any interest in any company, partnership, business or other entity (other than the acquisition of shares by Holdco in Newco2 pursuant to the Supplemented Newco2 Put & Call Option Agreement and the acquisition of shares by Holdco in Newco3 pursuant to the Newco3 Put & Call Option Agreement).

(h)	Any sale or disposal of the whole or any substantial part of the assets of any Group Company.
(i)	Any Group Company making any acquisition or disposal (including any acquisition or grant of any licence) of or relating to any intellectual property rights with a value in excess of 5% of the Net Asset Value of such Group Company or US$500,000, whichever is higher.
(j)	Acquisition by Newco1 of patented and off-patent branded ethical research based pharmaceutical products and interest in companies that own patented and off-patent branded ethical research based pharmaceutical products and other investments.
(k)	The creation of any security or encumbrances over any assets of any Group Company with an aggregate value in excess of 5% of the Net Asset Value of such Group Company or US$500,000, whichever is higher.
(l)	Any borrowing by any Group Company which would result in the Debt/Equity Ratio of such Group Company being in excess of 1 : 1 or such other figure as the Parties shall from time to time determine.
(m)	Any repayment or prepayment of any loan made to any Group Company (other than payments of loan instalments to banks or financial institutions in the ordinary course of business).

(n)	Any loan or guarantee made or issued by any Group Company in excess of 2% of the Net Asset Value of such Group Company or US$500,000, whichever is higher, in a single transaction or 5% of the Net Asset Value of such Group Company or US$500,000, whichever is higher, in aggregate.
(o)	The entry into of any contract or commitment by any Group Company having a value or likely to involve expenditure by any Group Company in excess of 2% of the Net Asset Value of such Group Company or US$500,000, whichever is higher, individually or 5% of the Net Asset Value of such Group Company or US$500,000, whichever is higher, in aggregate in any one financial year of such Group Company.
(p)	The commencement, settlement or abandonment of litigation or admission of liability by any Group Company involving a dispute in excess of 5% of the Net Asset Value of such Group Company or US$500,000, whichever is higher, (save by Holdco in relation to matters under the (i) Supplemented Newco2 Put & Call Option Agreement where PharmaCo is the counterparty; and (ii) Newco3 Put & Call Option Agreement where QIV is the counterparty).

(q)	Approval of the annual budget, business and operating plan of any Group Company.
(r)	The adoption of, or change in, any policy on financial matters (including accounting practices, depreciation practices, dividends, directors’ fees and remuneration) of any Group Company, other than those set out in this Agreement.
(s)	Forming policies in relation to the environment and health and safety issues for any Group Company.
(t)	The approval of, or any material change to, the service or employment contracts of the chief executive officer and chief financial officer of each Group Company.
(u)	Adopting (or varying) any Group Company’s material policies in respect of employees’ remuneration, employment terms and pension schemes.
(v)	The appointment (and removal) of the chief executive officer and chief financial officer of any Group Company.

(w)	The appointment (or removal) of the auditors of any Group Company.
(x)	The appointment (or removal) by any Group Company of its representative in respect of shareholder meetings of companies in which such Group Company has any interest.

(y)	The listing of any Group Company on any recognised stock exchange.
(z)	Any change in the number of directors of any Group Company.

SCHEDULE 3
EXCLUDED COMPETING BUSINESS (ZPH OR AFFILIATES)
1.	Distribution, logistics, invoicing/collection, data production, importation services, warehousing, samples and clinical trial samples management;

2.	Toll manufacturing, material sourcing and product development, repackaging and labelling;

3.	Marketing, promotion, sales, merchandising of products to drug stores and modern trade;

4.	Marketing, promotion, sales, merchandising in general practitioner and hospital channels for non-ethical research based pharmaceutical products;

5.	Provision of services to healthcare providers;

6.	Provision of integrated IT Solutions to third parties including but not limited to principals and customers;

7.	Real-time sales, inventory;

8.	Market information including but not limited to benchmark data, doctors and customer databases;

9.	E-commerce/e-transactions hub;

10.	Exclusive data partnerships;

11.	Product licence holding;

12.	Principal Account lines; and

13.	Marketing, promotion, sales and merchandising services which ZPH and/or its subsidiaries provide(s) to principals under agency or contract sales organisation contracts or arrangements which are not transferred to Newco2 and/or its subsidiaries by reason of third party consent being refused or not obtained on terms acceptable to Newco2 within 6 months from completion in the relevant area pursuant to the Newco2 Master Business Transfer Agreement.

SCHEDULE 4
EXCLUDED COMPETING BUSINESS (QTC OR AFFILIATES)
1.	Clinical development and related services;

2.	Regulatory advisory services relating to product development; and

3.	Marketing, promotion, sales and merchandising services which QTC and/or its subsidiaries provide(s) to principals under contract sales organisation contracts or arrangements which are not transferred to Newco3 and/or its subsidiaries by reason of third party consent being refused or not obtained on terms acceptable to Newco3 pursuant to the Newco3 Master Business Transfer Agreement.

This Agreement has been signed on behalf of the Parties on the date stated at the beginning of the document.

SIGNED By Derek Lau	)	/s/ Derek Lau
)
for and on behalf of	)
TLS BETA PTE. LTD.	)
in the presence of: Dawn Chan	)	/s/ Dawn Chan

SIGNED By Fritz Horlacher	)	/s/ Fritz Horlacher
)
for and on behalf of	)
PHARMACO INVESTMENTS LTD	)
(formerly known as Transfarma	)
Holdings Limited) in the presence of: Elaine J. Cheung	)	/s/ Elaine J. Cheung

SIGNED By Ron Wooten, President	)	/s/ Ron Wooten
)
for and on behalf of	)
QUINTILES ASIA PACIFIC	)
COMMERCIAL HOLDINGS, INC.	)
in the presence of: Eric Green, Assistant Secretary	)	/s/ Eric Green

THE EXHIBIT
FORM OF DEED OF RATIFICATION AND ACCESSION
     THIS DEED OF RATIFICATION AND ACCESSION is made on [▪] 200[▪] Between:
(1)	[NAME OF TRANSFEREE], a company incorporated in [▪] and having its registered office at [▪] (Transferee);
(2)	[NAME OF TRANSFEROR], a company incorporated in [▪] and having its registered office at [▪] (Transferor);
(3)	[NAME OF EXISTING PARTY 1], a company incorporated in [▪] and having its registered office at [▪]; and
(4)	[NAME OF EXISTING PARTY 2], a company incorporated in [▪] and having its registered office at [▪],

((3) and (4) collectively referred to as the Existing Parties).
     This Agreement is Supplemental to an Amended and Restated Shareholders’ Agreement (Agreement) dated 23 January 2006 entered into between TLS Beta Pte. Ltd., PharmaCo Investments Ltd and Quintiles Asia Pacific Commercial Holdings, Inc., and any and all documents supplemental thereto. Capitalised terms used in this Deed and not otherwise defined herein shall have the meaning as are set out for those terms in the Agreement.
Whereas:
(A) The Transferee has agreed to accept the transfer by the Transferor of certain shares in Holdco.
(B) Pursuant to the Agreement, the Transferee is required to execute this Deed as a condition precedent to the right of the Transferor to transfer shares in Holdco.
Now This Deed Of Ratification And Accession Witnesseth as follows:
1. The Transferee hereby acknowledges that it is in receipt of a copy of the Agreement and is aware of the terms and conditions therein.
2. The Transferee covenants with the Existing Parties to the Agreement to observe, perform and be bound by all the terms and conditions of the Agreement [in place of the Transferor] and with effect from the date on which the Transferee is registered as a shareholder of Holdco, the Transferee shall be deemed to be a party to the Agreement.
3. Each of the parties covenants with the Transferee that the Transferee shall be entitled to all the benefit of the terms and conditions of the Agreement as a shareholder to the intent and effect that the Transferee shall be deemed with effect from the date on which the Transferee is registered as a shareholder, to be a party to the Agreement.
4. This Deed shall be governed by and construed in accordance with the laws of Singapore, and shall be enforced in the same manner as provided in the Agreement.

The Common Seal of	)
[NAME OF TRANSFEROR]	)
was hereunto affixed in the presence of:	)
                                                                                 Director
                                                                                 Director/Secretary

The Common Seal of	)
[NAME OF TRANSFEREE]	)
was hereunto affixed	)
in the presence of:	)
                                                                                Director
                                                                                 Director/Secretary

The Common Seal of	)
[NAME OF EXISTING PARTY]	)
was hereunto affixed	)
in the presence of:	)
                                                                                 Director
                                                                                 Director/Secretary